Exhibit 10.1


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                            STOCK PURCHASE AGREEMENT

                          dated as of February 10, 1999

                                  by and among

                             Meditrust Corporation,
                             a Delaware corporation,

                                       and

                          Meditrust Operating Company,
                             a Delaware corporation

                                       and

                           Golf Acquisitions, L.L.C.,
                      a Delaware limited liability company
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                                TABLE OF CONTENTS

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
ARTICLE I
           PURCHASE OF SHARES; CLOSING.............................................................................................1
           Section 1.1         Purchased Shares....................................................................................1
           Section 1.2         Deposit; Liquidated Damages.........................................................................2
           Section 1.3         Purchase Price......................................................................................4
           Section 1.4         Closing.............................................................................................6
           Section 1.5         Transactions at Closing.............................................................................6
           Section 1.6         Allocation of Purchase Price; Other Matters.........................................................7
           Section 1.7         Time of the Essence.................................................................................8

ARTICLE II
           REPRESENTATIONS AND WARRANTIES OF THE SELLERS...........................................................................8
           Section 2.1         Organization of the Sellers and the Acquired Companies; Authority...................................8
           Section 2.2         Capitalization; Subsidiaries........................................................................9
           Section 2.3         No Conflict........................................................................................10
           Section 2.4         Financial Statements; Undisclosed Liabilities; Financial Condition.................................11
           Section 2.5         Absence of Certain Changes.........................................................................12
           Section 2.6         Consents and Approvals.............................................................................14
           Section 2.7         Litigation.........................................................................................15
           Section 2.8         Taxes..............................................................................................15
           Section 2.9         Employee Benefit Plans.............................................................................16
           Section 2.10        Assets; Properties.................................................................................18
           Section 2.11        Labor and Employment Matters.......................................................................20
           Section 2.12        Contracts and Commitments..........................................................................20
           Section 2.13        Intellectual Property..............................................................................21
           Section 2.14        Environmental Matters..............................................................................22
           Section 2.15        Compliance with Laws; Permits......................................................................23
           Section 2.16        Insurance..........................................................................................23
           Section 2.17        Brokers............................................................................................24
           Section 2.18        Disclaimer; Knowledge; Disclosure; Material Adverse Effect.........................................24

ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE BUYER............................................................................26
           Section 3.1         Organization of the Buyer; Authority...............................................................26
           Section 3.2         No Conflict........................................................................................27
           Section 3.3         Consents and Approvals.............................................................................27
           Section 3.4         Litigation.........................................................................................28
           Section 3.5         Financing..........................................................................................28
           Section 3.6         Brokers............................................................................................28
           Section 3.7         Investment Intent..................................................................................28
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
           Section 3.8         Buyer's Knowledge..................................................................................28

ARTICLE IV
           CERTAIN COVENANTS AND AGREEMENTS OF THE BUYER AND SELLER
            ......................................................................................................................29
           Section 4.1         Conduct of Business Prior to Closing...............................................................29
           Section 4.2         Investigation......................................................................................33
           Section 4.3         Access to Information..............................................................................33
           Section 4.4         Confidentiality....................................................................................35
           Section 4.5         Regulatory and Other Authorizations; Consents......................................................36
           Section 4.6         Further Action.....................................................................................37
           Section 4.7         Press Releases.....................................................................................37
           Section 4.8         No Solicitation....................................................................................37
           Section 4.9         Tax Cooperation; Structuring Matters...............................................................38
           Section 4.11        Liquor Licenses....................................................................................39
           Section 4.12        Environmental Assessments..........................................................................40
           Section 4.13        Property Holdback Rights...........................................................................41
           Section 4.14        Observation Rights; Certain Communications.........................................................43

ARTICLE V
           EMPLOYEE MATTERS.......................................................................................................44
           Section 5.1         Employees..........................................................................................44
           Section 5.2         Employee Benefits..................................................................................44
           Section 5.3         Other Employee Benefits............................................................................45
           Section 5.4         Indemnity..........................................................................................45
           Section 5.5         No Third Party Beneficiaries.......................................................................45

ARTICLE VI
           TAX MATTERS............................................................................................................45
           Section 6.1         Conveyance Taxes; Costs............................................................................45
           Section 6.2         Treatment of Indemnity Payments....................................................................46
           Section 6.3         Employee Withholding...............................................................................46

ARTICLE VII
           CONDITIONS TO CLOSING..................................................................................................46
           Section 7.1         Conditions to the Obligations of Each Party........................................................46
           Section 7.2         Conditions to Obligations of the Sellers...........................................................47
           Section 7.3         Conditions to Obligations of the Buyer.............................................................47

ARTICLE VIII
           INDEMNIFICATION........................................................................................................48
           Section 8.1         Survival...........................................................................................48
           Section 8.2         Indemnification by the Sellers.....................................................................49
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
           Section 8.3         Indemnification by the Buyer.......................................................................51

ARTICLE IX
           TERMINATION, AMENDMENT AND WAIVER......................................................................................53
           Section 9.1         Termination........................................................................................53
           Section 9.2         Effect of Termination..............................................................................55
           Section 9.3         Waiver.............................................................................................56

ARTICLE X
           GENERAL PROVISIONS.....................................................................................................56
           Section 10.1        Notices............................................................................................56
           Section 10.2        Certain Definitions................................................................................59
           Section 10.3        Interpretation.....................................................................................59
           Section 10.4        Counterparts.......................................................................................60
           Section 10.5        Entire Agreement; No Third-Party Beneficiaries; Severability.......................................60
           Section 10.6        Amendment..........................................................................................60
           Section 10.7        Governing Law......................................................................................60
           Section 10.8        Assignment.........................................................................................60
           Section 10.9        Expenses...........................................................................................61
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                                  EXHIBITS LIST

Exhibit A            Companies and Acquired Shares
Exhibit B            Subsidiaries Owned by the Companies
Exhibit C            Form of Escrow Agreement
Exhibit D            Form of Transferor's Certificate of Non-Foreign Status

                                 SCHEDULES LIST

Schedule 1.6(a)      Purchase Price Allocation
Schedule 1.6(b)      Fair Market Value of MGG and MGG II Assets
Schedule 2.2(a)      Company Capitalization
Schedule 2.2(b)      Company Subsidiaries
Schedule 2.3         Conflicts of Sellers
Schedule 2.4         October Financial Statements
Schedule 2.5         Absence of Certain Changes
Schedule 2.6(a)      Governmental Consents
Schedule 2.6(b)      Third-Party Consents
Schedule 2.7         Litigation
Schedule 2.8         Taxes
Schedule 2.9         Employee Benefit Matters
Schedule 2.10(a)     Owned Properties
Schedule 2.10(b)     Leased Properties
Schedule 2.10(c)     Property Restrictions
Schedule 2.10(d)     Property Taxes
Schedule 2.11(a)     Employment Matters
Schedule 2.11(b)     Labor Matters
Schedule 2.12(a)     Certain Contracts
Schedule 2.12(b)     Certain Contract Exceptions
Schedule 2.13        Intellectual Property
Schedule 2.14        Environmental Matters
Schedule 2.15        Compliance with Laws; Permits
Schedule 2.16        Insurance
Schedule 2.18(b)     Qualifying Materials
Schedule 3.2         Conflicts of Buyer
Schedule 3.3(a)      Government Consents
Schedule 3.3(b)      Third-Party Consents
Schedule 4.1(a)(i)   Conduct of Business
Schedule 4.1(c)      Exceptions to Restrictions on Conduct of Business
Schedule 4.7         Form of Press Release
Schedule 4.12        Environmental Assessments
Schedule 4.13        Property Holdback Rights
Schedule 6.4         Allocation for Cobblestone Assets

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Schedule 7.3(b)      Required Consents

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                                  DEFINED TERMS

Agreement  ...................................................................1
REITCO     ...................................................................1
OPCO       ...................................................................1
Sellers    ...................................................................1
Buyer      ...................................................................1
MGG        ...................................................................1
Cobblestone...................................................................1
MGG II     ...................................................................1
Companies  ...................................................................1
Subsidiaries..................................................................1
Acquired Companies............................................................1
Acquired Shares...............................................................1
Transfer   ...................................................................1
Escrow Agent..................................................................2
Deposit    ...................................................................2
Escrow Fund...................................................................2
Escrow Agreement..............................................................2
Liquidated Damages............................................................2
Code       ...................................................................3
Qualifying Income.............................................................3
IRS        ...................................................................3
Purchase Price................................................................4
Closing Balance Sheet.........................................................4
GAAP       ...................................................................4
Closing Adjustment............................................................4
Review Period.................................................................5
Disputed Items................................................................5
Arbitrating Accountant........................................................5
Closing    ...................................................................6
Closing Date..................................................................6
Allocation Schedule...........................................................8
October Balance Sheet........................................................11
October Financial Statements.................................................11
Severance Arrangements.......................................................13
Retention Bonuses............................................................13
Governmental Authority.......................................................14
HSR Act    ..................................................................14
IRS        ..................................................................15
Taxes      ..................................................................16
Tax Return ..................................................................16

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Benefit Plans................................................................16
ERISA      ..................................................................17
ERISA Affiliate..............................................................17
Owned Properties.............................................................18
Land       ..................................................................18
Improvements.................................................................18
Leasehold  ..................................................................18
Lease      ..................................................................18
Leased Properties............................................................18
Leased Improvements..........................................................18
Properties ..................................................................18
Property Restrictions........................................................19
Existing Debt................................................................20
Intellectual Property Rights.................................................21
Environmental Reports........................................................22
Environmental Laws...........................................................22
Environmental Condition......................................................22
Environmental Liabilities and Costs..........................................23
Law        ..................................................................23
Governmental Order...........................................................23
Confidential Memorandum......................................................24
Review Room..................................................................25
Qualifying Materials.........................................................25
Sellers' Knowledge...........................................................25
Material Adverse Effect......................................................26
Buyer's Knowledge............................................................28
Club       ..................................................................32
Representatives..............................................................35
Confidentiality Agreement....................................................35
Notification Form............................................................36
Acquisition Proposal.........................................................37
Proposal   ..................................................................38
Superior Proposal............................................................38
Phase II Investigations......................................................41
Holdback Designation Date....................................................41
Holdback Property............................................................41
Holdback Letter..............................................................41
Allocated Value..............................................................42
Holdback Property Closing Date...............................................42
Sellers' Designees...........................................................43
Acquired Companies Employees.................................................44
WARN       ..................................................................44
Required Consents............................................................47

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Buyer Indemnified Party......................................................49
Organization Reps............................................................49
Tax Reps   ..................................................................49
Benefit Plan Reps............................................................49
Broker's Fee Reps............................................................49
Indemnified Disputes.........................................................49
Excluded Claims..............................................................49
Indemnification Cut-Off Date.................................................49
Threshold Amount.............................................................49
Maximum Amount...............................................................50
Seller Indemnified Party.....................................................51
Significant Environmental Liabilities........................................54
Baseline Condition...........................................................55
Affiliate  ..................................................................59
Business Day.................................................................59
Encumbrance..................................................................59
Losses     ..................................................................59
Person     ..................................................................59
Subsidiary ..................................................................59
Significant Subsidiary.......................................................59

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                            STOCK PURCHASE AGREEMENT

           THIS STOCK PURCHASE AGREEMENT (this "Agreement") is dated as of this 10th day of February, 1999, by and among MEDITRUST CORPORATION, a Delaware corporation ("REITCO"), MEDITRUST OPERATING COMPANY, a Delaware corporation ("OPCO" and, together with REITCO, the "Sellers" and, each individually, a "Seller") and GOLF ACQUISITIONS, L.L.C., a Delaware limited liability company (the "Buyer").

           WHEREAS, as set forth on Exhibit A hereto, REITCO owns all of the issued and outstanding capital stock of Meditrust Golf Group, Inc., a Delaware corporation ("MGG");

           WHEREAS, as set forth on Exhibit A hereto, OPCO owns all of the issued and outstanding capital stock of The Cobblestone Golf Companies, Inc., a Delaware corporation ("Cobblestone");

           WHEREAS, as set forth on Exhibit A hereto, REITCO owns, or will own as of the Closing Date (as hereinafter defined), all of the issued and outstanding capital stock of Meditrust Golf Group II, Inc., a Delaware corporation ("MGG II" and, together with MGG and Cobblestone, the "Companies"; and each individually, a "Company");

           WHEREAS, the Companies directly or indirectly own all (except as disclosed on Schedule 2.2(b) hereto) of the issued and outstanding capital stock of those entities set forth on Exhibit B hereto (collectively, the "Subsidiaries" and, each individually, a "Subsidiary" and, together with the Companies, the "Acquired Companies" and, each individually, an "Acquired Company");

           WHEREAS, the Acquired Companies are engaged in the ownership, leasing, and operation of golf course properties; and

           WHEREAS, the Sellers desire to sell and the Buyer desires to purchase all of the issued and outstanding capital stock (the "Acquired Shares") of the Companies.

           NOW THEREFORE, in consideration of the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                           PURCHASE OF SHARES; CLOSING

           Section 1.1 Purchased Shares. Subject to the terms and conditions set forth in this Agreement, at the Closing (as hereinafter defined), each Seller shall sell, assign, transfer, convey and deliver (the "Transfer") to the Buyer, from each such Seller, and the Buyer shall

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buy and receive from each such Seller all, and not less than all, of such
Seller's right, title and interest as of the Closing Date, in and to the Acquired Shares as set forth on Exhibit A hereto.

           Section 1.2 Deposit; Liquidated Damages.

               (a) No later than the first Business Day (as hereinafter defined) after the date this Agreement is executed and delivered by all parties hereto, the Buyer shall deliver to Stewart Title Guaranty Company, as escrow agent (the "Escrow Agent"), the sum of Fifteen Million-Four Hundred-Forty Thousand U.S. Dollars (US$15,440,000) (the "Deposit"). The Deposit shall be held in escrow by the Escrow Agent in an interest-bearing account (the "Escrow Fund") subject to the Escrow Agreement substantially in the form of Exhibit C attached hereto (the "Escrow Agreement"), and, subject to the terms and conditions set forth below with respect to the termination of this Agreement, shall be delivered, together with interest earned thereon, to the Sellers at Closing (as hereinafter defined) as a credit against the Purchase Price (as hereinafter defined):

                   (i) In the event of the termination of this Agreement pursuant to Section 9.1(a), 9.1(d), 9.1(e) or 9.1(f), following expiration of the five (5) business day time period provided for in Section 3(b) of the Escrow Agreement, Buyer shall receive (in addition to those rights (if any) that it may have under Section 9.2(b) hereof in connection with a termination pursuant to
Section 9.1(f) only), as its sole and exclusive remedy (subject to this Section 1.2(a)(i) with respect to any impediment by the Sellers to delivery of the Escrow Fund to the Buyer), the Deposit, together with all interest (if any) actually earned thereon, and each party shall be relieved and released from any further liability and obligation hereunder subject to any continuing obligations pursuant to Section 4.4. In the event Buyer is entitled to receive the return of the Deposit pursuant to this Section 1.2(a)(i), if the Sellers directly or indirectly impede the prompt payment by the Escrow Agent from the Escrow Fund as described in Section 1.2(a) above, the Sellers shall be obligated to pay all costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect such payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at an interest rate equal to the prime rate published by The Wall Street Journal from time to time; and

                   (ii) In the event of the termination of this Agreement pursuant to Section 9.1(b) or Section 9.1(c), following expiration of the five
(5) business day time period set forth in Section 3(a) of the Escrow Agreement, the Buyer's sole right to receive payment from the Escrow Fund shall be as set forth in Section 1.2(c) hereof and the Sellers shall be entitled to payments from the Escrow Fund when, as and if permitted by Section 1.2(b) hereof. Such entitlement to receive payments from the Escrow Fund shall represent Sellers' sole and exclusive remedy in connection with such termination (subject to this Section 1.2(a)(ii) with respect to any Buyer impediment to payments from the Escrow Fund) and shall constitute liquidated damages (the "Liquidated Damages"), and each party shall be relieved and released from any further liability and obligation hereunder subject to any continuing obligations

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pursuant to Section 4.4. Sellers and the Buyer agree that actual damages accruing from such a termination of this Agreement are incapable of precise estimation and would be difficult to prove, that the rights stipulated in this
Section 1.2 bear a reasonable relationship to the potential injury likely to be sustained in the event of such a breach and that the stipulated rights are intended by the parties to provide just compensation in the event of such a breach and are not intended to compel performance or to constitute a penalty for nonperformance. In the event Sellers are entitled to receive the Deposit (or the Escrow Fund, as applicable) pursuant to this Agreement or the Escrow Agreement, as applicable, if the Buyer directly or indirectly impedes the prompt payment by the Escrow Agent from the Escrow Fund as described in Section 1.2(b) below, the Buyer shall be obligated to pay all costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect such payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at an interest rate equal to the prime rate published by The Wall Street Journal from time to time. The parties hereby acknowledge that the agreements contained in this Section 1.2 are an integral part of the transactions contemplated by this Agreement.

               (b) In the event of a termination described in Section 1.2(a)(ii) hereof, following the expiration of the five (5) business day time period set forth in Section 3(a) of the Escrow Agreement (if applicable), the Buyer and the Sellers agree that the Escrow Agent may not make payments from the Escrow Fund to Buyer or the Sellers except as provided in Section 1.2(c), with respect to the Buyer, and this Section 1.2(b), with respect to the Sellers. The Escrow Fund or any portion thereof shall not be released to the Sellers unless the Escrow Agent receives any one or combination of the following: (x) a letter from REITCO's certified public accountants indicating the maximum amount that can be paid by the Escrow Agent to the Sellers without causing REITCO to fail to meet the requirements of Sections 856(c)(2) and (3) of the Internal Revenue Code of 1986, as amended (the "Code") determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code ("Qualifying Income"), as determined by REITCO's certified public accountant, or a subsequent letter from REITCO's accountants revising such amount, in which case the Escrow Agent will release to the Sellers the amount(s) so specified in said accountants' letters, or (y) a letter from REITCO's counsel indicating that REITCO received a ruling from the Internal Revenue Service (the "IRS") holding that the receipt by REITCO of the amounts from the Escrow Fund would either constitute Qualifying Income or would be excluded from gross income within the meaning of Section 856(c)(2) and (3) of the Code (or alternatively, REITCO's legal counsel has rendered a legal opinion to REITCO to the effect that the receipt by the Sellers of the amounts from the Escrow Fund would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agent will release to the Sellers the amount of the Escrow Fund so specified in said accountants' letters. The Buyer agrees to amend this Section 1.2 at the request of REITCO as may reasonably be necessary (and without additional cost, burden or liability to the Buyer, in excess of de minimis amounts) in order to
(i) maximize the portion of the Escrow Fund that may be distributed to the Sellers hereunder

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without causing REITCO to fail to meet the requirements of Sections 856(c)(2)
and (3) of the Code, (ii) improve REITCO's chances of securing a favorable ruling described in this Section 1.2(b), or (iii) assist REITCO in obtaining a favorable legal opinion from its counsel as described in this Section 1.2(b); provided that REITCO's legal counsel has rendered a legal opinion to REITCO to the effect that such amendment would not cause REITCO to fail to meet the requirements of Section 856(c)(2) or (3) of the Code.

               (c) Any portion of the foregoing Escrow Fund remaining on the fifteenth anniversary of the date of its establishment will be released by the Escrow Agent to the Buyer.

           Section 1.3 Purchase Price; Closing Adjustment.

               (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, the Buyer shall pay, or cause to be paid, to REITCO and OPCO, in accordance with the terms of this Agreement, the aggregate amount of Three Hundred Ninety-One Million Two Hundred Seventy-Eight Thousand U.S. Dollars (US$391,278,000), subject to Section 4.13, minus the sum as reflected on the Closing Balance Sheet of (i) long-term debt, less current portion, (ii) capital lease obligations, less current portion, and (iii) deferred purchase price liabilities, less current portion (the resulting amount shall be referred to as the "Purchase Price"). At the Closing, the Buyer shall pay, or cause to be paid, the Purchase Price (A) by the Escrow Agent delivering to the Sellers the Deposit, together with interest earned thereon, and (B) by wire transfer of immediately available funds to a bank account or accounts jointly designated by the Sellers in an amount equal to the Purchase Price, less the Deposit and interest earned thereon delivered by the Escrow Agent to the Sellers.

               (b) Within forty-five (45) days after the Closing Date, Sellers shall prepare and PricewaterhouseCoopers LLP shall deliver to the Buyer an audited combined consolidated balance sheet of the Acquired Companies as of the Closing Date (the "Closing Balance Sheet"), prepared in accordance with generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis ("GAAP"), which sets forth the book values of the assets and the liabilities of the Acquired Companies as of the Closing Date, and a calculation of the Closing Adjustment to the Purchase Price. The "Closing Adjustment" shall be a positive or negative number equal to (A)(i) the sum of the book values determined in accordance with GAAP of: (a) cash and cash equivalents less $5,278,000 (which may be a negative number), plus (b) accounts receivable (excluding receivables over 90 days old), inventory, prepaid expenses and other current assets, current portion of notes receivable (net), and notes receivable (net) (representing the long-term portion of notes receivable related to membership sales) as included in the Closing Balance Sheet, minus (ii) the sum of the balances determined in accordance with GAAP of: accounts payable, accrued payroll and related expenses, other current liabilities, deferred revenue (excluding deferred revenue related to membership initiation fees), income taxes payable, accrued property taxes, accrued sales tax, current portion of deferred purchase price, current portion of long term debt, current portion of capital lease obligations, minority interest, accrued rent and any inter-company debt,

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as included in the Closing Balance Sheet; provided, however, that in no event shall amounts (if any) which may be or may become due and payable under the Retention Bonuses (as defined in Section 2.5(d) hereof) or the Severance Arrangements (as defined in Section 2.5(d) hereof) be included, through accrual or otherwise, in the calculation of the Closing Adjustment. Notwithstanding the actual date of the Closing, in the event the Closing occurs after March 31, 1999, the Closing Adjustment shall be calculated as of March 31, 1999.

               (c) The Buyer and their independent public accountants, KPMG Peat Marwick, LLP, shall be entitled to make an independent review of the Closing Balance Sheet and related calculation of the Closing Adjustment and shall, during the fifteen (15) day period after delivery of the Closing Balance Sheet and related calculation of the Closing Adjustment (the "Review Period"), have access to all relevant work papers of PricewaterhouseCoopers LLP used to audit the Closing Balance Sheet and the Closing Adjustment.

               (d) Before expiration of the Review Period, the Buyer shall deliver to the Sellers its objection, if any, in writing to the calculation of the Closing Adjustment, together with details of the disputed items (the "Disputed Items") set forth in the Closing Balance Sheet and the proposed adjustments to such items. If the Buyer fails to provide notice of objection prior to the end of the Review Period, then the Closing Balance Sheet and the calculation of the Closing Adjustment by PricewaterhouseCoopers LLP shall be final and binding on all the parties. If the Buyer so notifies the Sellers prior to the end of the Review Period of the Buyer's disapproval of the calculation of the Closing Adjustment or the Closing Balance Sheet audited by PricewaterhouseCoopers LLP, then the Buyer and the Sellers shall attempt to reach agreement with respect to the Disputed Items. In the event that the Buyer and the Sellers are unable to reach agreement on the Disputed Items, then either shall be entitled to refer the matter to a nationally recognized accounting firm, independent of the Sellers and the Buyer, mutually agreed upon by the Buyer and the Sellers, provided, that if the Buyer and the Sellers are unable to agree upon such accounting firm within a period of fifteen (15) days from the receipt by the Sellers of the Buyer's objection, such accounting firm shall be chosen at random by the Buyer and the Sellers from among the "Big Five" accounting firms which are independent of the Buyer and the Sellers (the "Arbitrating Accountant"). The Arbitrating Accountant shall determine the Disputed Items and calculate the Closing Adjustment within twenty (20) days after the Disputed Items are submitted to them, and such determination shall be final and binding upon all the parties. The fees and expenses of the Arbitrating Accountants shall be paid 50% by the Buyer and 50% by the Sellers.

               (e) The amount of the Closing Adjustment as finally determined shall be paid in cash, within five (5) business days after final determination of the Closing Adjustment. If the Closing Adjustment is a positive number, then the Buyer shall promptly pay to the Sellers by wire transfer of immediately available funds to a bank account or accounts jointly designated by the Sellers the dollar amount of the Closing Adjustment. If the Closing Adjustment is a negative number, then the Sellers shall promptly pay to the Buyer by wire

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transfer of immediately available funds to a bank account or accounts designated by the Buyer the amount of such deficit.

           Section 1.4 Closing. The closing of the Transfer and delivery of all documents and instruments necessary to consummate the transactions contemplated by this Agreement (the "Closing") shall be held at the offices of Goodwin, Procter & Hoar LLP, 599 Lexington Avenue, New York, New York, on March 31, 1999 (with a complete pre-closing on or about March 24, 1999 or, if the Closing occurs after March 31, 1999, such pre-closing shall occur approximately one (1) week prior to such extended Closing Date) or at such other time or such other place as the Buyer and the Sellers may agree, but in no event later than March 31, 1999 except as expressly permitted pursuant to this Agreement. The Sellers shall have the right to postpone the Closing for an additional period of time not exceeding (i) forty-five (45) days by giving written notice to the Buyer if the Sellers' failure to close is not as a result of a breach of Sellers' covenants or other agreements contained in this Agreement or (ii) ninety (90) days by giving written notice to the Buyer in order to permit the satisfaction of the conditions precedent to the obligations of the Buyer set forth in Section
7.1 or Section 7.3 hereof. The date on which the Closing is actually held hereunder is sometimes referred to herein as the "Closing Date." The Closing will be deemed to be effective for purposes of this Agreement as of the opening of business on the Closing Date. The Sellers agree (i) to provide notice of an extension of the Closing Date beyond March 31, 1999 on or before March 16, 1999, and (ii) in the event the Closing Date is extended, to provide notice of the proposed Closing Date at least fifteen (15) days prior to such proposed Closing Date.

           Section 1.5 Transactions at Closing.

               (a) At the Closing, the Sellers will deliver or cause to be delivered to the Buyer the following:

                   (i) stock certificates, evidencing all, and not less than all, of the Acquired Shares, in each case duly endorsed in blank or accompanied by stock powers duly executed in blank, and with all required stock transfer tax stamps affixed, or if such stock certificates are not then available, affidavits of loss and indemnity agreements in lieu thereof in form and substance reasonably acceptable to the Buyer;

                   (ii) all minute books and stock transfer books of each of the Acquired Companies;

                   (iii) one or more receipts acknowledging receipt of the aggregate Purchase Price;

                   (iv) a legal opinion addressed to the Buyer, in form reasonably acceptable to the Buyer, that each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite

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corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby;

                   (v) REITCO shall contribute the Note dated as of August 7, 1998 in the principal amount of $6,215,720, together with an assignment, in recordable form, the related Leasehold Deed of Trust dated as of August 7, 1998 to either MGG or MGG II (or their designee); and

                   (vi) each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.3 hereof.

               (b) At the Closing, the Buyer will deliver or cause to be delivered to the Sellers the following:

                   (i) the Purchase Price, by wire transfer in cash of immediately available funds pursuant to, and in the manner set forth in, Section
1.3 hereof; and

                   (ii) each of the certificates and other documents required to be delivered at the Closing pursuant to Section 7.2 hereof.

           Section 1.6 Allocation of Purchase Price; Other Matters.

               (a) The purchase price shall be allocated among the Acquired Shares of each of MGG, Cobblestone and MGG II by first allocating an amount of the purchase price to the Acquired Shares of Cobblestone in an amount equal to the net adjusted tax basis of the assets of Cobblestone (which the parties believe represents the net fair market value of such assets), and then allocating the balance of the purchase price among the Acquired Shares of MGG and MGG II based upon the relative fair market value of the Acquired Shares of MGG and MGG II. Such allocation shall be determined by Sellers within 60 days after the Closing and included in a schedule (the "Allocation Schedule") furnished to the Buyer.

               (b) Based upon the understanding of the parties that MGG, MGG II and each of their wholly-owned Subsidiaries is a "Qualified REIT Subsidiary" under Section 856(i) of the Code immediately prior to the Closing, Buyer and REITCO agree that, immediately prior to the Closing of Buyer's purchase of MGG's and MGG II's capital stock, each of MGG and MGG II (and each of their wholly-owned Subsidiaries) shall be deemed, for federal income tax purposes, to have been incorporated in a taxable transaction resulting in (i) the recognition of gain or loss to REITCO on such deemed incorporation under section 1001 of the Code and (ii) the tax basis of the assets of MGG and MGG II (and each of their wholly-owned Subsidiaries) being determined under section 1012 of the Code. The Allocation Schedule prepared by the Sellers shall include an allocation of the deemed purchase price (i.e., the fair market value of the stock deemed issued by MGG and MGG II (and each of their wholly-owned Subsidiaries)) among the assets deemed acquired by MGG and MGG II (and each of their wholly-owned

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Subsidiaries) in the deemed incorporation transactions within 60 days after the
Closing (the "Allocation Schedule"), based upon the rules in Section 1060 of the Code. Notwithstanding the foregoing, if MGG, MGG II or Cobblestone (or any of their Subsidiaries) is converted into a limited liability company which is treated as a "disregarded" entity for federal income tax purposes, with the result that a Seller is deemed to have directly sold to the Buyer one or more assets that such Seller is deemed to directly own for federal income tax purposes, the Allocation Schedule prepared by the Sellers shall include an allocation of the purchase price paid by the Buyer to such directly owned assets, based upon the rules in section 1060 of the Code.

               (c) The Allocation Schedule shall be binding upon Buyer and Sellers for all purposes (including financial accounting, financial, regulatory reporting and tax purposes except to the extent that the Sellers' and Buyers' independent public accountants mutually agree that such allocation would be inappropriate for financial accounting, financial and/or regulatory reporting purposes). The Sellers shall file, and the Buyer shall cause MGG and MGG II to file, all relevant tax returns (including Form 8594) in accordance with such Allocation Schedule as prepared by Sellers.

           Section 1.7 Time of the Essence. The parties hereto acknowledge and agree that, subject only to the express adjournment rights contained herein, time is of the essence in consummating the purchase and sale of the Acquired Shares and the delivery of the Purchase Price.

                                   ARTICLE II
                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

           Except as disclosed in the schedules attached hereto, the Sellers jointly and severally represent and warrant to the Buyer as follows:

           Section 2.1 Organization of the Sellers and the Acquired Companies; Authority.

               (a) Each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. Each Acquired Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of organization and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, operate and lease the properties and assets owned, operated and leased by it. Each of the Acquired Companies is qualified to do business and is in good standing in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify would not, either individually or in the aggregate, have a Material Adverse Effect (as hereinafter defined).

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               (b) The execution and delivery of this Agreement, the performance by the Sellers of their obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Sellers. This Agreement has been duly executed and delivered by the Sellers and assuming the due authorization, execution and delivery of this Agreement by the Buyer, this Agreement constitutes a legal, valid and binding obligation of the Sellers, enforceable against the Sellers in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

           Section 2.2 Capitalization; Subsidiaries.

               (a) The authorized, issued and outstanding capital stock of each of the Companies is set forth on Schedule 2.2(a). All of the issued and outstanding shares of capital stock of each of the Companies are duly authorized, validly issued, fully paid and nonassessable. None of the issued and outstanding shares of capital stock of the Companies were issued in violation of any preemptive rights. Except as set forth on Schedule 2.2(a) hereto, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any of the Companies or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor are any of the Companies committed to issue any such option, warrant, right or security. Except as set forth on Schedule 2.2(a) hereto, there are no outstanding oral or written contractual obligations of the Companies to repurchase, redeem or otherwise acquire any of the Acquired Shares, or to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person (as hereinafter defined) in each case except in connection with the making of loans and the entering into of leases in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.2(a),
(i) the Sellers own, or will own as of the Closing Date, the Acquired Shares, free and clear of any and all liens, claims, security interests or options, except for (A) Encumbrances (as hereinafter defined) arising out of, under or in connection with this Agreement, and (B) Encumbrances that will be released at or prior to the Closing, and the Sellers have full legal right, power and authority to sell, transfer and convey the Acquired Shares to the Buyer in the manner contemplated by this Agreement, except for restrictions on transfer under applicable federal and state securities laws, and (ii) except as set forth on
Schedule 2.2(b), the Companies do not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity. Upon consummation of the transactions contemplated by this Agreement and registration of the Acquired Shares in the name of the Buyer in the stock records of each respective Company, the Buyer will own all of the issued and outstanding capital stock of the Companies free and clear of all Encumbrances, other than any Encumbrances resulting from any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing).

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               (b) Schedule 2.2(b) sets forth a true and complete list of all
Subsidiaries (as hereinafter defined) and their name, jurisdiction and date of incorporation or formation, their authorized capital stock, partnership capital or equivalent, the number and type of their issued and outstanding shares of capital stock, partnership interests or similar ownership interests and the current ownership of such shares, partnership interests or similar ownership interests. None of the issued and outstanding shares of capital stock of the Subsidiaries were issued in violation of any preemptive rights. All of the issued and outstanding shares of capital stock of each of the Subsidiaries are duly authorized, validly issued, fully paid and nonassessable. Except as set forth on Schedule 2.2(b) hereto, there are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of any of the Subsidiaries or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor are any of the Subsidiaries committed to issue any such option, warrant, right or security. Except as set forth on Schedule 2.2(b) hereto, there are no outstanding oral or written contractual obligations of the Subsidiaries to repurchase, redeem or otherwise acquire any shares of common stock or other ownership interest in the Subsidiaries, or to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person in each case except in connection with the making of loans and the entering into of leases in the ordinary course of business consistent with past practice. Except as set forth on Schedule 2.2(b), the Acquired Companies own all of the outstanding capital stock of their respective Subsidiaries free and clear of any and all liens, claims, security interests or options, except for (i) Encumbrances arising out of, under or in connection with this Agreement, and (ii) Encumbrances that will be released at or prior to the Closing.

               (c) Since May 29, 1998, all material corporate actions taken by each Subsidiary have been duly authorized and the Subsidiary has not taken any action that in any material respect conflicts with, constitutes a default under or results in a violation of any provision of its charter or by-laws (or similar organizational documents). True and complete copies of the charter and by-laws (or similar organizational documents), in each case as in effect on the date hereof, of each Subsidiary have been made available by the Sellers to the Buyer.

           Section 2.3 No Conflict. Except as provided in Schedule 2.3, and except as may result from any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing), and assuming that all consents, approvals, authorizations and other actions set forth in
Section 2.6 have been obtained and all filings and notifications set forth on
Schedule 2.6(a) have been made, neither the Sellers nor the Acquired Companies are subject to or bound:

               (a) (i) by any provision of any law, statute, rule, regulation or judicial or administrative decision (with respect to the Sellers and the Acquired Companies, but not with respect to their respective assets or properties), and (ii) to Sellers' knowledge (as hereinafter defined) by any provision

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                    of any law, statue, rule, regulation or judicial or
                    administrative decision (with respect to the assets and properties of the Sellers and the Acquired Companies),

               (b) by any provisions of the articles or certificate of incorporation or by-laws (or similar organizational, constitutive or governing document) of the Sellers' or any Acquired Company,

               (c) to Sellers' Knowledge (as hereinafter defined), by any provision of any mortgage, deed of trust, lease, note, bond, indenture, license, permit, trust, contract, agreement, sublease, franchise or other instrument or arrangement described on Schedule 2.12(a) to which the Sellers or the Acquired Companies are a party as it relates to the business of the Acquired Companies or by which any of the Acquired Shares or any shares of the Subsidiaries or any of such assets or properties is bound or affected,

               (d) by any provision of any mortgage, deed of trust, lease, note, bond, indenture, license, permit, trust, contract, agreement, sublease, franchise or other instrument or arrangement which is not required to be disclosed on
                    Schedule 2.12(a) to which the Sellers or the Acquired Companies are a party as it relates to the business of the Acquired Companies or by which any of the Acquired Shares or any shares of the Subsidiaries or any of such assets or properties is bound or affected,

               (e) by any provisions of any shareholders' agreement or partnership agreement, or

               (f) by any provision of any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator,

that would prevent, violate or conflict with or under which there would be a default as a result of the execution, delivery or performance of this Agreement, nor, is the consent of any person or entity under any material contract or agreement, which material contract or agreement is not identified in any Schedule attached to this Agreement, or under federal or state law, which has not been obtained prior to the Closing, required for the execution, delivery, and performance by the Sellers of this Agreement and the transactions contemplated thereby, except for violations, defaults, conflicts or failures to obtain consents or to make filings or provide notices which would not have (i) a Material Adverse Effect or (ii) a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement.

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           Section 2.4 Financial Statements; Undisclosed Liabilities; Financial
Condition.

               (a) Attached hereto as Schedule 2.4 is the audited (i) Combined Consolidated Balance Sheet (the "October Balance Sheet"), (ii) Combined Consolidated Statement of Operations, (iii) Combined Consolidated Statement of The Meditrust Companies' Investment, and (iv) Combined Consolidated Statement of Cash Flows, together with Notes to Combined Consolidated Financial Statements for the Companies together with their subsidiaries as of October 31, 1998 (collectively, the "October Financial Statements") which (i) includes all adjustments, consisting of normal recurring adjustments necessary for the fair presentation of financial position (none of which are material) in accordance with GAAP consistently applied, except as noted on Schedule 2.4 hereto, and (ii) present fairly, in all material respects, the financial position and the results of operations of the Acquired Companies, on a combined consolidated basis with their subsidiaries as of October 31, 1998 and for the periods covered by such statements.

               (b) Sellers have made available to Buyer copies of each management letter or other letter delivered to any of the Acquired Companies by their independent auditors since May 29, 1998 in connection with their audited financial statements or relating to any review by such independent auditors of the internal controls of the Acquired Companies during the period ended October 31, 1998 or thereafter, and has made, or will make, available for inspection all material reports and working papers produced or developed by their independent auditors (subject to the Buyer's execution and delivery of customary indemnity agreements for the benefit of such independent auditors) or management in connection with their examination of such financial statements.

               (c) Since May 29, 1998, each of the Acquired Companies have maintained records relating to their businesses that accurately and validly reflect their respective transactions in all material respects, and accounting controls sufficient to insure that such transactions are (i) executed in accordance with management's general or specific authorization and (ii) recorded in conformity with GAAP (subject to customary end of period adjustments).

               (d) As of the date hereof, none of the Acquired Companies have liabilities, except for (i) liabilities stated or adequately reserved against on the October Balance Sheet, (ii) liabilities which arose in the ordinary course of business after October 31, 1998 consistent with past practice that in the aggregate do not exceed $250,000 (excluding any liabilities which are included in the Closing Adjustment), (iii) liabilities which will not have a Material Adverse Effect, (iv) liabilities set forth on Schedules 2.4 or 2.7 and (v) liabilities under the Acquired Companies' (A) existing contracts and agreements disclosed pursuant to Section 2.12(a) hereof or (B) not required to be disclosed pursuant to Section 2.12(a) hereof. For purposes of this paragraph, "liabilities" means, all liabilities of the Acquired Companies of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for taxes due or then accrued or to become due or contingent or potential liabilities

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relating to activities of the Acquired Companies or the conduct of their business prior to the date hereof regardless of whether claims in respect thereof had been asserted as of such date).

           Section 2.5 Absence of Certain Changes. Except as set forth on
Schedule 2.5, from October 31, 1998 to the date of this Agreement, the Acquired Companies have operated only in the ordinary course of business consistent with past practice and there has not been any of the following:

               (a) change in, or effect on, the Acquired Companies resulting in a Material Adverse Effect;

               (b) change in any Acquired Company's authorized or issued capital stock; grant of any option, right to purchase or similar right regarding the capital stock of any Acquired Company; grant of any registration rights by any Acquired Company; purchase, redemption, retirement, or other acquisition by any Acquired Company of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of the capital stock of any Acquired Company, except that cash balances of the Subsidiaries are concentrated daily in the Companies' accounts, no material cash balances are held by any of the Acquired Companies and no intercompany payable or receivable is shown on the October Balance Sheet in connection therewith;

               (c) amendment to the certificate or articles of incorporation or bylaws of any Acquired Company, or any action with respect to the certificate of incorporation or bylaws of any Acquired Company;

               (d) payment of any bonuses, or increase in salaries or other compensation, by any Acquired Company to any of its directors, officers, or employees, except for annual bonus awards and increases in salaries consistent with past practice; or entry into any employment, severance, retention plans, stay bonus plans or similar agreement or understanding with any director, officer or employee except for (i) any severance agreement or understanding under and in accordance with those severance agreements, plans, policies and understandings ("Severance Arrangements") set forth on Schedule 2.5 (true and correct copies of the form of all such written agreements (except for exhibits thereto setting forth the Retention Bonuses referred to in subclause (ii) of this Section 2.5(d)) are attached hereto as Schedule 2.5) and (ii) retention incentive payments (the "Retention Bonuses") which will be paid by the Sellers at or prior to the Closing (which Retention Bonuses may be reflected in the written agreements evidencing the Severance Arrangements; provided, that, notwithstanding this inclusion in the agreements evidencing the Severance Arrangements, the Sellers shall be liable for all such Retention Bonuses);

               (e) adoption of, or increase in the schedule of payments or benefits under, any Benefit Plan (as hereinafter defined), for or with any officer, director or employee of the Acquired Companies (except for any officer, director or key employee newly employed or

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promoted since such date, which officers, directors or key employees so newly employed or promoted are identified on Schedule 2.5 (excluding officers, directors or employees who are not compensated directly by the Acquired Companies));

               (f) damage to or destruction or loss of any asset or property of an Acquired Company, whether or not covered by insurance, which has had a Material Adverse Effect;

               (g) sale, purchase, lease, license or other transfer of any share of capital stock of any Acquired Company or mortgage, pledge, or imposition of any Encumbrance on any of the shares of capital stock of any Acquired Company;

               (h) incurrence of indebtedness or guarantee of debt or other liability of any third party by any Acquired Company;

               (i) material change in the accounting methods or principles used by the Sellers (with respect to the assets, liabilities, financial condition or results of operations of any Acquired Company) or any Acquired Company except for (A) write-downs or write-offs in the value of assets as required or permitted by GAAP and as set forth on Schedule 2.5, or (B) such adjustments as required by GAAP as a result of the transactions contemplated by this Agreement;

               (j) purchases, leases, sales or dispositions of any asset or property with a purchase price in excess of $75,000 individually and $250,000 in the aggregate, purchases or leases of any capital asset for an amount of more than $75,000 individually and $250,000 in the aggregate except in each case as provided in the Acquired Companies' capital budget attached as Schedule 2.5 and
Schedule 4.1(c) or the voluntary grant of mortgages, pledges or liens of any of its properties or assets, except for any such mortgage, pledge or lien which, by its terms, will be terminated or otherwise be extinguished at or prior to the Closing;

               (k) any capital expenditures or commitment for any capital expenditure in excess of $75,000 individually or $250,000 in the aggregate, except in compliance with the capital budgets attached as Schedule 2.5 and
Schedule 4.1(c); or

               (l) entering into an agreement, whether oral or written, by the applicable party bound by clauses (a) through (k), as the case may be, to do any of the actions described in clauses (a) through (k).

           Section 2.6 Consents and Approvals.

               (a) Except as set forth on Schedule 2.6(a), the execution, delivery and performance of this Agreement by the Sellers will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any federal, state, local, or any foreign government, governmental, regulatory or administrative

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authority, agency or commission or any court, tribunal, or judicial or arbitral body, excluding those municipalities or other governmental entities that are parties to those ground leases disclosed in Schedule 2.12(a), in their capacity as lessors thereunder, and the City of Escondido, in its capacity as a lender and/or creditor under those agreements disclosed in Schedule 2.12(a) (a "Governmental Authority"), except (i) the notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), if applicable, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not (A) have a Material Adverse Effect, (B) delay or prevent the consummation of the transactions contemplated by this Agreement, or (C) have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Buyer (including, without limitation, its sources of financing).

               (b) Except as set forth on Schedule 2.6(b), the execution, delivery and performance of this Agreement by the Sellers will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not (i) have a Material Adverse Effect, (ii) delay or prevent the consummation of the transactions contemplated by this Agreement, or (iii) have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement.

           Section 2.7 Litigation. Except as set forth in Schedule 2.7, there is no action, suit or proceeding, claim, arbitration or investigation against an Acquired Company pending or, to the Sellers' Knowledge, threatened, which, if adversely determined, (a) would have a Material Adverse Effect, (b) would delay or prevent the consummation of the transactions contemplated by this Agreement, or (c) would have a material adverse effect on the ability of the Sellers to perform their obligations under this Agreement.

           Section 2.8 Taxes.

               (a) Except as set forth on Schedule 2.8 or as would not have a Material Adverse Effect:

                   (i) The Acquired Companies have paid or caused to be paid and will as of the Closing Date pay or cause to be paid all Taxes (as defined in Section 2.8(b)) required to be so paid prior to the date of this Agreement and prior to the Closing Date and have made provision, in accordance with GAAP, for all Taxes owed or accrued through the date of this Agreement.

                   (ii) The Acquired Companies have timely filed or been included in, or will timely file or be included in, all material Tax Returns (as defined in Section 2.8(b)) required to be filed by them or in which they are required to be included with respect to Taxes for any period ending on or before the date of this Agreement and on or before the Closing

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Date, taking into account any extension of time to file granted to or obtained on behalf of the Sellers or the Acquired Companies. All such filed Tax Returns are complete and accurate in all material respects.

                   (iii) Neither the Internal Revenue Service (the "IRS") nor any other Governmental Authority is asserting as of the date of this Agreement by written notice to Sellers or the Acquired Companies or, to the Sellers' Knowledge, threatening as of the date of this Agreement to assert against the Sellers or the Acquired Companies, any deficiency or claim for any material amount of additional Taxes.

                   (iv) No federal, state, local or foreign audits or other administrative proceedings or court proceedings are pending as of the date of this Agreement with regard to any Taxes or Tax Returns of any of the Sellers or the Acquired Companies and none of Sellers or the Acquired Companies has received a written notice prior to the date of this Agreement of any actual or threatened audits or proceedings or is otherwise aware of any such audits or proceedings.

                   (v) There are no agreements, waivers or arrangements currently in effect which extend the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to the Acquired Companies for any taxable period, and no powers of attorney have been granted by or with respect to the Acquired Companies with respect to Taxes which are currently in force. No closing agreement pursuant to Section 7121 of the Code (or any predecessor provision) or any similar provision of any state, local, or foreign law has been entered into by or with respect to the Acquired Companies which is currently in force or effect.

                   (vi) As of the Closing Date, MGG, MGG II and their respective Subsidiaries (excluding only Ocean Vista Land Company and its Subsidiaries (if any)) will be "Qualified REIT Subsidiaries" within the meaning of Section 856(i) of the Code.

               (b) "Taxes" shall mean any and all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, service, use, license, net worth, payroll, franchise, transfer and recording bites, fees and charges, imposed by the IRS or any taxing authority (whether domestic or foreign including, without limitation, any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

               "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction

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(foreign or domestic) with respect to Taxes, including, without limitation, information returns, any document, with respect to or accompanying payments of estimated taxes, or with respect to or accompanying requests for the extension of time in which to file any such, report, return, document, declaration or other information.

           Section 2.9 Employee Benefit Plans. All of the employee benefit plans, programs and arrangements maintained for the benefit of any current or former employee, officer or director or any dependents or beneficiaries of such individuals of any of the Acquired Companies (the "Benefit Plans") are listed on
Schedule 2.9. With respect to such Benefit Plans, except for such matters as, individually or in the aggregate, would not have a Material Adverse Effect or as set forth in Schedule 2.9, (a) each Benefit Plan and any related trust intended to be qualified under Sections 401(a), 501(a) or 501(c) of the Code has received a favorable determination letter from the IRS that it is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to adversely affect the qualified status of such Benefit Plan or related trust, (b) each Benefit Plan has been operated in all material respects in accordance with the terms and requirements of applicable law including requirements under ERISA and the Code (including COBRA requirements under Section 4980B of the Code), (c) none of the Acquired Companies has incurred any direct or indirect liability under, arising out of or by operation of Title I or Title IV of the Employee Retirement and Income Security Act of 1974, as amended ("ERISA"), in connection with any Benefit Plan or other retirement plan or arrangement, and to Sellers' Knowledge no fact or event exists that could reasonably be expected to give rise to any such liability, (d) all contributions due and payable on or before the date of this Agreement in respect of each Benefit Plan have been made in full and in proper form and as of the Closing, neither the Acquired Companies nor Buyer shall have or assume any liability that is unfunded or unaccrued related to any Benefit Plan, (e) none of the Acquired Companies have ever sponsored or been obligated to contribute to any "multiemployer plan" (as defined in Section 3(37) of ERISA), "multiple employer plan" (as defined in Section 413 of the Code) or "defined benefit plan" (as defined in Section 3(35) of ERISA) and/or Section 412 of the Code, or "excess benefit plan" or "top-hat plan" as described under ERISA Sections 3(36) and 201(2), (f) except as set forth on Schedule 2.9 and, except as otherwise required under ERISA, the Code and applicable state laws, no Benefit Plan currently or previously maintained by the Acquired Companies provides any post-retirement health or life insurance benefits, and none of the Acquired Companies maintains any obligations to provide post-retirement health or life insurance benefits in the future, (g) all reporting and disclosure obligations imposed under ERISA and the Code have been satisfied with respect to each Benefit Plan, (h) each Benefit Plan maintained for the benefit of any current or former employee, officer or director of any of the Acquired Companies is listed on Schedule 2.9 and true and complete copies of the current plan documents for each such Benefit Plan have been provided to Buyer, and (i) except as set forth on Schedule 2.9, no benefit or amount payable or which may become payable by the Acquired Companies pursuant to any Benefit Plan, agreement or contract with any employee, shall constitute an "excess parachute payment," within the meaning of
Section 280G of the Code, which is or may be subject to the imposition of any excise tax under Section 4999 of the Code or which could not reasonably be

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expected to be deductible by reason of Section 280G of the Code. "ERISA
Affiliate" means any corporation, trade or business the employees of which, together with the employees of the Acquired Companies, are required to be treated as employed by a single employer under the provisions of ERISA or Code
Section 414. Neither the Acquired Companies nor Buyer shall have any liability on or after the Closing with respect to any employee benefit plan, arrangement, program or policy maintained or sponsored by any ERISA Affiliate, except for the Benefit Plans listed on Schedule 2.9.

           Section 2.10 Assets; Properties. Except as disclosed herein or as would individually or in the aggregate not have a Material Adverse Effect, the Sellers represent as follows:

               (a) Marketable Title. To the Sellers' Knowledge, except for Property Restrictions (as defined in Section 2.10(c) hereof) and except as disclosed on Schedule 2.10(a), the Acquired Companies own good and marketable fee simple title to all of the Owned Properties, free and clear of any liens or security interests. For purposes of this Agreement "Owned Properties" shall mean: (i) the real property set forth on Schedule 2.10(a) hereto or purchased since the date of this Agreement (collectively, the "Land"); (ii) all existing buildings, structures and other improvements, located upon the Land owned by the Acquired Companies, including without limitation all clubhouse buildings, maintenance facilities, golf courses, driving ranges, practice areas, landscaping improvements, man-made lakes, irrigation systems (including sprinklers, pipe, and fittings), lakeliners, pumps, flood control works, paving, walkways, road improvements, parking facilities and all other improvements of whatever kind owned by the Acquired Companies which have previously been made, installed or erected and are now located on the Land (collectively, the "Improvements"); and (iii) all appurtenances, hereditaments, easements, reversionary rights, and all other rights, privileges, and entitlements belonging to or running with the Land owned by the Acquired Companies.

               (b) Improvements in Operable Condition. To the Sellers' Knowledge, except for Property Restrictions and except as set forth on Schedule 2.10(b), (i) the Acquired Company identified therein holds a good and marketable leasehold interest (each, a "Leasehold") in the Leased Property pursuant to a valid ground lease (each, a "Lease"), each of the Leases at present and immediately prior to the Closing shall be in full force and effect, the Acquired Company which is the lessee thereunder is not, nor will it be at Closing, in default under any Lease in respect of any monetary obligation or otherwise in any material respect, subject however to obtaining the consents identified on
Schedule 2.6(b) as it relates to the Leases, and each of the Leases represents the complete agreement between such Acquired Company and the lessor thereunder and all material (ii) (A) Improvements and (B) Leased Improvements are in operable condition and the Sellers have the right to possess, occupy and operate same, free and clear of any liens or security interests. "Leased Improvements" include all existing buildings, structures and other improvements located upon each of the parcels of real property comprising a golf facility leased by the Acquired Companies (the "Leased Properties") as set forth on Schedule 2.10(b) hereto or leased since the date of this Agreement, which buildings, structures and other improvements include without limitation all clubhouse

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buildings, maintenance facilities, golf courses, driving ranges, practice areas, landscaping improvements, man-made lakes, irrigation systems (including sprinklers, pipes and fittings), lakeliners, pumps, flood control works, paving, walkways, road improvements, parking facilities, and all other improvements of whatever kind owned by the Acquired Companies which have previously been made, installed or erected and are now located on such Leased Properties
(collectively, the "Leased Improvements," and together with the Leaseholds, the Improvements, the Owned Properties and the Leased Properties, the "Properties").

               (c) Property Restrictions. To the Sellers' Knowledge, except as set forth below and as set forth on Schedule 2.10(c) hereto, the Properties are not subject to any easements, rights of way, covenants, conditions, restrictions, reservations, leases or other rights of occupancy, laws, ordinances and regulations affecting building use or occupancy or reservations of an interest in, or exception to or defect in title (collectively, "Property Restrictions"), except for (i) Property Restrictions imposed or promulgated by law or any Governmental Authority with respect to real property, including zoning regulations that do not and as a consequence of the transactions contemplated herein will not adversely affect the current use of the property, materially detract from the value of or materially interfere with the present use of the property, (ii) Encumbrances and Property Restrictions disclosed on existing title policies, commitments (and the documents listed as exceptions, therein), reports certificates of title, title opinions or current surveys (in each case limited to only those title policies, commitments (and the documents listed as exceptions therein), reports and surveys that were delivered or made available to the Buyer for review prior to the date of this Agreement, but excluding any monetary liens, vendors' liens, mechanic's and materialmen's liens, judgment liens and other third party monetary liens except as set forth on, or securing the debt listed on, Schedule 2.12(a)(ii)), (iii) any other item currently of record in the applicable land or comparable real property records that does not materially detract from the value of or materially interfere with the present use of the applicable Property, and (iv) all obligations under the existing contracts and agreements entered into by the Acquired Companies and listed on Schedule 2.12(a) or not required to be disclosed on such schedule, including those mechanics', carriers', suppliers', workmen's or repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which, individually or in the aggregate, are not material in amount, do not and as a consequence of the transactions contemplated herein will not materially detract from the value of or materially interfere with the present use of any of the Properties subject thereto or affected thereby, do not and as a consequence of the transactions contemplated herein will not otherwise materially impair business operations conducted by the Acquired Companies and which have been incurred only in the ordinary course of business. Notwithstanding the foregoing, Sellers shall be deemed to have Sellers' Knowledge, but not to have disclosed on a schedule attached hereto, matters currently of record which are monetary liens, vendors' liens, mechanic's and materialmen's liens, judgment liens and other third-party monetary liens except as set forth on Schedule 2.12(a)(ii) but only if and to the extent identified in writing by the Buyer and received by the Sellers prior to 6:00 p.m. (local Boston, Massachusetts time) on Wednesday, February 17, 1999, it being agreed that all such disclosed items shall be deemed to be a breach

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of such representation for the purpose of Section 8.2(a)(i) hereof to the extent not cured at or prior to Closing.

               (d) Taxes. Except as set forth on Schedule 2.10(d) and for any proceeding or appeal which, if determined adversely to the respective Acquired Company, individually or in the aggregate, would not have a Material Adverse Effect, there are no outstanding abatement proceedings or appeals to which the Acquired Companies are a party with respect to the assessment of any of the Properties for the purpose of real property taxes, and there are no agreements with any Governmental Authority to which the Acquired Companies are a party with respect to such assessments or tax rates on any of the Properties.

           Section 2.11 Labor and Employment Matters.

               (a) Except as set forth on Schedule 2.11(a) and as would not have a Material Adverse Effect, the Acquired Companies are, as of the date hereof, in compliance in all material respects with all federal, state and municipal laws respecting employment and employment practices, terms and conditions of employment, and wages and hours, including but not limited to ERISA, the Code, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Americans with Disabilities Act and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws, and there are no arrearages in the payment of wages, social security tax or any other employment related levy or tax.

           (b) Except as set forth on Schedule 2.11(b) and as would not have a Material Adverse Effect, none of the Acquired Companies is a party to or otherwise bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization. Except as set forth on Schedule 2.11(b) and as would not have a Material Adverse Effect, as of the date of this Agreement, none of the Acquired Companies is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor, as of the date of this Agreement, is there pending or, to the Sellers' Knowledge, threatened, any material labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the Acquired Companies.

           Section 2.12 Contracts and Commitments.

               (a) Schedule 2.12(a) lists each of the following contracts or agreements (if any) of each of the Acquired Companies:

                   (i) management contracts with respect to the Properties, and management contracts with respect to golf course properties or facilities owned by third parties;

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                   (ii) all material documents evidencing or creating
indebtedness for borrowed money of the Acquired Companies with a remaining principal balance in excess of $75,000 individually or $250,000 in the aggregate or secured by the Properties and outstanding on the date of this Agreement which will not be retired or repaid on or prior to the Closing Date ("Existing Debt");

                   (iii) partnership agreements and joint venture agreements to which any Acquired Company is a party (and having as another party any person who is not an Acquired Company) which requires a payment, or delivery of assets or services;

                   (iv) all Leases of Leased Properties and other real property leased by the Companies;

                   (v) except as set forth on Schedule 2.5, employment, severance or consulting agreements with any director, officer or Acquired Companies Employee (as hereinafter defined) requiring an annual payment of cash compensation in excess of $100,000 individually;

                   (vi) agreements granting to any third party a first-refusal, first-offer or other right to purchase or acquire any of the Properties or any of the Acquired Shares;

                   (vii) agreements materially limiting or restricting the ability of any Acquired Company to enter into or engage in any geographic area or line of business; and

                   (viii) agreements that will not be terminated on or before the Closing between (1) any Acquired Company and any Seller or its Affiliates (as hereinafter defined), or (2) any Seller or its Affiliates (except for any Acquired Company) and a third party that commit any one or more of the Acquired Companies to pay, in the aggregate, more than $150,000.

               (b) True and complete copies of the contracts and agreements disclosed pursuant to Section 2.12(a) hereof have been made available to the Buyer. Except as disclosed on Schedule 2.12(b) or as would not have a Material Adverse Effect (i) each contract and agreement disclosed pursuant to Section 2.12(a) hereof is valid and binding on the Acquired Company party thereto and, to the Sellers' Knowledge, on the other party or other parties thereto, and is in full force and effect in accordance with its respective terms, (ii) upon consummation of the transactions contemplated by this Agreement, each such contract and agreement shall continue in full force and effect in accordance with its respective terms without penalty, acceleration of payment or other adverse consequence, (iii) none of the Acquired Companies is in breach of, or default under, any such contract or agreement, and no event exists that, but for the giving of notice or passage of time, would result in such a breach or default by the Acquired Company party thereto, and (iv) to the Sellers' Knowledge, no other party to any such contract or agreement is in breach thereof or default thereunder, and no event

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exists that, but for the giving of notice or passage or time, would result in such a breach or default by the other party thereto. Certain other contracts and agreements concerning the Properties and the Acquired Companies have been provided to the Buyer in the Review Room (as hereinafter defined).

           Section 2.13 Intellectual Property. Except as set forth on Schedule 2.13, to Sellers' Knowledge, the Sellers own or have the right to use all trademarks, trade names, service marks, trade secrets, copyrights and other intellectual property rights (collectively, the "Intellectual Property Rights"), as are used or necessary in connection with the business of the Acquired Companies taken as a whole, except where the failure to own or have the right to use such Intellectual Property Rights would not have a Material Adverse Effect. Except as disclosed on Schedule 2.13 or as would not have, either individually or in the aggregate, a Material Adverse Effect, to the Sellers' Knowledge, the rights of any Acquired Company in or to the Intellectual Property Rights do not conflict with or infringe on the rights of any other Person, and none of the Sellers, nor the Acquired Companies has received any claim or written notice from any Person, to such effect.

           Section 2.14 Environmental Matters. Except as disclosed on Schedule
2.14 and except for any matter which would not result in a Material Adverse Effect, to Sellers' Knowledge, (a) the Acquired Companies are in compliance in all material respects with all applicable Environmental Laws (as hereinafter defined), (b) there are no material Environmental Liabilities and Costs (as hereinafter defined) of the Acquired Companies, (c) there are no material Environmental Conditions (as hereinafter defined) on or related to the Properties, (d) none of the Acquired Companies has received any written notice prior to the date of this Agreement from any governmental agency or other third party alleging any violation of, or noncompliance with, any Environmental Law, or requiring the removal, clean-up, or remediation of any Environmental Condition, whether or not on any of the Properties relating to the Acquired Companies, which such matter has not been resolved as of the date of this Agreement, and (e) the Acquired Companies have not received written notice prior to the date of this Agreement that they are subject to any enforcement or investigatory action by any governmental agency regarding an Environmental Condition with respect to any Property, which such matter has not been resolved as of the date of this Agreement. As used herein, the terms "toxic" or "hazardous" wastes, substances or materials shall include, without limitation, all those so designated in and in any way regulated by any current Environmental Laws. The Acquired Companies have previously made available to the Buyer copies of all of the following written materials in their possession or control: copies of any environmental audits, site assessments, documentation regarding off-site disposal of hazardous materials, and material correspondence with any federal, state or local government, administrative agency, or other Governmental Authority, regarding the foregoing (the "Environmental Reports").

           For purposes of this Agreement, the following definitions shall apply:

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           "Environmental Laws" means all applicable federal, state and local statutes or laws, judgments, orders, regulations, licenses, permits, rules and ordinances relating to pollution or protection of health, safety or the environment, including, but not limited to the Federal Water Pollution Control Act (33 U.S.C. ss.1251 et seq.), Resources Conservation and Recovery Act (42 U.S.C. ss.6901 et. seq.), Safe Drinking Water Act (42 U.S.C. ss.3000(f) et. seq.), Toxic Substances Control Act (15 U.S.C. ss.2601 et seq.), Clean Air Act (42 U.S.C. ss.7401 et. seq.), Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. ss.9601 et seq.), and other similar state and local statutes.

           "Environmental Condition" means the introduction into the environment of any contaminant, pollutant, hazardous or toxic waste, substance or material (whether or not upon the Owned Properties or the Leased Properties) at levels or in amounts in excess of applicable legal or regulatory permits, limits or standards, as a result of which the Acquired Companies, with respect to this
Section 2.14, (1) have or may become liable to any Person or Governmental Authority, (2) are in violation of any Environmental Law, or (3) by reason of which any of the properties or other assets of the Acquired Companies, with respect to this Section 2.14, may suffer or be subject to any lien.

           "Environmental Liabilities and Costs" means all liabilities, obligations, responsibilities, obligations to conduct cleanup, losses, damages, deficiencies, punitive damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of any necessary investigations and feasibility studies and responding to government requests for information or documents), fines, penalties, monetary sanctions, known or unknown, absolute or contingent, past, present or future, resulting from any claim or demand, by any Person or Governmental Authority, whether based in contract, tort, implied or express warranty, strict liability, joint and several liability, criminal or civil statute, under any Environmental Law, or arising from Environmental Conditions, as a result of past or present ownership, leasing or operation of any properties, owned, leased or operated by the Acquired Companies with respect to
Section 2.14.

           Section 2.15 Compliance with Laws; Permits. Except as set forth on
Schedule 2.15, (i) none of the Acquired Companies (excluding for such purpose all of their respective properties or assets) are in violation of any federal, state, local or foreign judgement, order, decree, statute, law, ordinance, rule, regulation, code and any judicial or administrative interpretation thereof, or any other government or rule of law ("Law") or order of any Governmental Authority ("Governmental Order") applicable to any of the Acquired Companies except such violations as would not have a Material Adverse Effect and (ii) to the Sellers' Knowledge, none of the Acquired Companies (including for such purpose only all of their respective properties or assets) are in violation of any Law or Governmental Order applicable to any such properties or assets, except such violations as would not have a Material Adverse Effect. The Acquired Companies have obtained all licenses, permits and other authorizations and have taken all actions required by applicable law or governmental

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regulations in connection with their business as now or as previously conducted where the failure to obtain any such license, permit or authorization or to take any such action, individually or in the aggregate, would have a Material Adverse Effect.

           Section 2.16 Insurance. Schedule 2.16 sets forth a true and correct summary of the insurance policies held by, or for the benefit of, the Acquired Companies including the underwriter of such policies and the amount of coverage thereunder. To the Sellers' Knowledge, such insurance policies are valid and currently in effect. The Sellers or the Acquired Companies have paid, or caused to be paid, all premiums due under such policies and are not in default with respect to any monetary obligations under such policies in any material respect.

           Section 2.17 Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman Sachs & Co., the fees and expenses of which will be paid by the Sellers, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement.

           Section 2.18 Disclaimer; Knowledge; Disclosure; Material Adverse Effect.

               (a) The Sellers do not make, and have not made, any representations or warranties relating to the Sellers, the Acquired Companies, the Properties, or the operations or businesses of the Sellers or the Acquired Companies, or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby, other than those expressly made by Sellers in this Agreement. Without limiting the generality of the foregoing, except only as expressly set forth in those representations and warranties made in Section 2.1 through 2.17 hereof (but subject to the limitations set forth in Section 2.18(b) below), the Sellers have not made, and shall not be deemed to have made, any representations or warranties in any presentation of the businesses of the Acquired Companies (including without limitation any management presentation or property or facility tour) in connection with the transactions contemplated hereby, and no statement made in any such presentation (including without limitation any management presentation or property or facility tour) shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information, document, reports, sales brochure or other literature, maps or sketches, financial information, or statements, or presentations (including without limitation any management presentation or property or facility tour), or any memoranda or offering materials including, without limitation, that certain "Confidential Information Memorandum" dated November 1998 and any materials or information contained therein and any amendments or supplements thereto (the "Confidential Memorandum"), are not and shall not be deemed to be or to include representations or warranties of the Sellers or the Acquired Companies, except only as expressly set forth in those representations and warranties made in
Section 2.1 through 2.17 hereof (but subject to the limitations set forth in Section 2.18(b) below), and the Buyer acknowledges that it has not relied and is not relying on

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any such estimates, projections, predictions, data, financial information, memoranda, offering materials or presentations (including without limitation any management presentation or property or facility tour), including without limitation, the Confidential Memorandum. No Person has been authorized by the Sellers or the Acquired Companies to make any representation or warranty relating to the Sellers, the Acquired Companies, the Properties, the businesses of the Sellers or the Acquired Companies, or the businesses or operations conducted on, at or with respect to the Properties, or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by the Sellers or the Acquired Companies.

               (b) Prior to the Closing Date, the Buyer will have had the opportunity to make all inspections and investigations, including a review of the materials located in the due diligence review room (the "Review Room") at the offices of Goodwin, Procter & Hoar LLP, concerning the Acquired Companies and the Properties, which the Buyer deems necessary or desirable to protect its interest in acquiring the Acquired Companies and their respective assets, including without limitation, the Properties. The representations and warranties herein are fully qualified by any matters disclosed in the items described or otherwise listed in Schedule 2.18(b) hereto (but subject to the limitations contained in such Schedule 2.18(b)) (the "Qualifying Materials"). By way of explanation and not in supplementation of the preceding sentence, it is specifically acknowledged and agreed by the parties hereto, as a material inducement to the Sellers entering into this Agreement in the form hereof, without which agreement Sellers would be unwilling to enter into this Agreement in the form hereof, that any and all representations and warranties contained in this Agreement, the accuracy of which could be confirmed or denied based upon any material present in the Qualifying Materials, shall be null and void and deemed deleted from this Agreement for all purposes. Except as otherwise expressly set forth in this Agreement, neither the Sellers nor anyone acting for or on behalf of the Sellers has made any representation, warranty, promise or statement (including without limitation in the cover memorandum delivered with the form Stock Purchase Agreement to each prospective buyer on or about December 23, 1998), express or implied, to the Buyer on which the Buyer has relied concerning the Acquired Companies and the Properties or the condition or use thereof. As a material inducement to the execution and delivery of this Agreement by the Sellers, the Buyer agrees that, except as otherwise expressly provided herein (but subject to the limitations contained in this Section 2.18), at the Closing Date, the Buyer will acquire the Properties in an "as-is" physical condition and in an "as-is" state with all faults, subject only to the expressed representations and warranties set forth in this Agreement. Notwithstanding anything herein to the contrary, the Buyer waives and the Sellers disclaim all implied warranties of any type or kind with respect to the Properties.

               (c) Whenever a representation or warranty made by the Sellers herein refers to the knowledge of the Sellers, or to the "Sellers' Knowledge," it shall be deemed to refer only to the actual knowledge (and not constructive, imputed or implied knowledge) on the date hereof and on the Closing Date, as applicable, of James A. Husband, Stefan C. Karnavas, Andrew Crosson, Gary L. Dee, Terri Colachis, William D. Keogh, Bobby West, John G.

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Hungerford, Norm Goodmanson, James B. Kelly, Jim Bergmark, Dan Tilley, Tighue
Shields, Ray Dznowski, Jr., Alan Wieme, Bill Mungia, John Williams, Larry Hayes, David F. Benson, Michael S. Benjamin and Laurie T. Gerber, none of whom shall have any personal liability or obligations regarding such knowledge. The Sellers have not undertaken, nor shall they have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to its "Knowledge."

               (d) Notwithstanding anything to the contrary contained in this Agreement or in any of the schedules attached hereto, any information disclosed in one schedule shall be deemed to be disclosed in all schedules provided that the information so disclosed is disclosed with the requisite degree of specificity in order to qualify, or disclose for the purposes of, such other schedule. Certain information set forth in the schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Sellers in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality. The Sellers have prepared the schedules to this Agreement in good faith and without regard to any applicable "Material Adverse Effect" or other "materiality" qualifier, provided, however, that notwithstanding such standard of preparation, nothing contained herein shall limit or otherwise qualify the standard of the representations and warranties contained in Sections 2.1 through 2.17 hereof for the purposes of determining the existence of a breach of any such representation or warranty.

               (e) "Material Adverse Effect" means any change in, or effect on, the Acquired Companies, taken as a whole, that is (individually or in the aggregate with any other changes therein or effects thereon that would be specifically addressed by a representation or warranty contained in this Agreement but for a "Material Adverse Effect" exception or qualification) materially adverse to the business, operations, assets, liabilities, financial condition or results of operations or prospective business and earnings (assuming such prospective business is conducted in a manner consistent with prior business operations) of the Acquired Companies, taken as a whole, other than any such changes or effects resulting from any of the following, the change in or effect of which shall not constitute or result in (i) a Material Adverse Effect or (ii) a breach of a representation or warranty under this Article II:
(A) changes in general (national, regional or local) economic, regulatory or political conditions or changes in the golf course industry generally, or (B) this Agreement, the transactions contemplated hereby, or any announcement or indication thereof, or any actions taken by the Buyer hereunder or in contemplation hereof, or any actions which a Seller was required to take, hereunder, or any direct contact of the Buyer or any of its representatives with any of the customers or suppliers, or potential customers or suppliers, or any of the employees of, the Acquired Companies (including any departure of any such employee).

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                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF THE BUYER

           Section 3.1 Organization of the Buyer; Authority.

               (a) The Buyer is a duly formed, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The Buyer is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified except to the extent the failure to so qualify would not, either individually or in the aggregate, have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

               (b) The execution and delivery of this Agreement, the performance by the Buyer of its obligations hereunder and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Buyer. This Agreement has been duly executed and delivered by the Buyer and assuming the due authorization, execution and delivery of this Agreement by the Sellers, this Agreement constitutes a legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles.

           Section 3.2 No Conflict. Except as provided in Schedule 3.2, and except as may result from any facts or circumstances related solely to the Sellers, and assuming that all consents, approvals, authorizations and other actions described in Section 3.3 have been obtained and all filings and notifications listed in Schedule 3.3(a) have been made, neither the Buyer nor any of its subsidiaries is subject to or bound:

                   (a) to Buyer's Knowledge (as hereinafter defined), by any provision of any law, statute, rule, regulation or judicial or administrative decision,

                   (b) by the provisions of any articles or certificate of incorporation or by-laws, (or similar organizational, constitutive or governing document) of the Buyer,

                   (c) to Buyer's Knowledge, by any provision of any mortgage, deed of trust, lease, note, shareholders' agreement, partnership agreement, bond, indenture, license, permit, trust, contract, agreement, sublease, franchise or other instrument or arrangement to which the Buyer is a party as it relates to the business of the Buyer or by which any of such assets or properties are bound or affected, or

                   (d) by any provision of any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent, violate

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or conflict with or under which there would be a default as a result of the execution, delivery or performance of this Agreement, nor, is the consent of any person or entity under any material contract or agreement or under federal or state law, which has not been obtained prior to the Closing, required for the execution, delivery, and performance by the Buyer of this Agreement and the transactions contemplated thereby, except for violations, defaults, conflicts or failures to obtain consents or to make filings or provide notices which would not have a material adverse effect on the Buyer or a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

           Section 3.3 Consents and Approvals.

               (a) To the Buyer's Knowledge, except as set forth on Schedule 3.3(a), the execution, delivery and performance of this Agreement by the Buyer will not, as of the Closing Date, require any consent, approval, authorization or other action by, or filing with or notification to, any Governmental Authority, except (i) the notification requirements of the HSR Act, if applicable, (ii) where failure to obtain such consent, approval, authorization or action, or to make such filing or notification, would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement, and (iii) as may be necessary as a result of any facts or circumstances relating solely to the Sellers.

               (b) Except as set forth on Schedule 3.3(b), the execution, delivery and performance of this Agreement by the Buyer will not, as of the Closing Date, require any third-party consents, approvals, authorizations or actions, except where failure to obtain such consents, approvals, authorizations or actions would not have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

           Section 3.4 Litigation. There is no action, suit or proceeding, claim, arbitration or investigation against the Buyer or, to the Buyer's Knowledge, threatened, which, if adversely determined, (a) would delay or prevent the consummation of the transactions contemplated by this Agreement, or
(b) would have a material adverse effect on the ability of the Buyer to perform its obligations under this Agreement. To the Buyer's Knowledge, the Buyer is not subject to any Governmental Order (nor, to the Buyer's Knowledge, are there any such Governmental Orders threatened to be imposed by any Governmental Authority) which (x) would delay or prevent the consummation of the transactions contemplated by this Agreement, or (y) would have any material adverse effect on the ability of the Buyer to perform its obligations under this Agreement.

           Section 3.5 Financing. The Buyer has, or has available to it, all funds necessary to consummate the transactions contemplated by this Agreement.

           Section 3.6 Brokers. No broker, investment banker, financial advisor or other Person, other than NationsBanc Montgomery Securities, the fees and expenses of which will be

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paid by the Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee, commission or expense in connection with the transactions contemplated by this Agreement.

           Section 3.7 Investment Intent. The Buyer is acquiring the Acquired Shares solely for the purpose of investment and not with a view to, or for offer or sale in connection with, any distribution thereof.

           Section 3.8 Buyer's Knowledge. Whenever a representation or warranty made by Buyer herein refers to the knowledge of Buyer, or to the "Buyer's Knowledge" it shall be deemed to refer only to the actual knowledge (and not constructive, imputed or implied knowledge) on the date hereof and on the Closing Date, as applicable, of Robert H. Dedman, Jr., and Terry A. Taylor, none of whom shall have any personal liability or obligations regarding such knowledge. The Buyer has not undertaken, nor shall it have any duty to undertake, any investigation concerning any matters as to which a representation or warranty is made as to its "Knowledge."

                                   ARTICLE IV
            CERTAIN COVENANTS AND AGREEMENTS OF THE BUYER AND SELLER

           Section 4.1 Conduct of Business Prior to Closing.

               (a) The Sellers covenant and agree that, between the date hereof and the Closing Date, they shall cause the Acquired Companies to operate in the ordinary course of business, consistent with past practice, except as otherwise provided in this Agreement and except: (i) as otherwise contemplated by this Agreement; (ii) as permitted by Section 4.1(b), that the Acquired Companies may not distribute cash and cash equivalents to one or more of the Sellers on or prior to the Closing Date; and (iii) that the rights (if any) of REITCO in and to, and the obligations under or arising from, (x) the tradename "Cobblestone" and (y) that certain license agreement by and among REITCO, as successor by merger to Cobblestone Holdings, Inc., MGG and Cobblestone, pursuant to which REITCO and MGG currently license certain rights in and to the tradename "Cobblestone" will be assigned by REITCO to MGG prior to the Closing and (iv) that the Sellers or their Affiliates (including the Acquired Companies) may transfer shares of capital stock of the Acquired Companies so long as (A) the Sellers transfer to the Buyer pursuant to Article I hereof, all of the issued and outstanding Acquired Shares, and (B) the Companies own all of the issued and outstanding capital stock of their Subsidiaries, except as disclosed on the Schedules hereto.

           Without limiting the generality of the foregoing, from the date hereof until the Closing, except as required by this Agreement and except for transactions expressly approved in writing by Buyer, which approval shall not be unreasonably withheld, Sellers shall use commercially reasonable efforts to:

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                     (A)       Maintain inventories and pre-paid expenses at
                               current levels, except for purchases and/or sales in the ordinary course of business, and maintain the properties and assets of the Acquired Companies in good repair, order and condition, reasonable wear and tear and involuntary casualty and condemnation excepted;

                     (B) Maintain and keep in full force and effect (I) all insurance on the Acquired Companies' assets and property, (II) the insurance for the benefit of employees of the Acquired Companies, (III) all liability and other casualty insurance, and (IV) all bonds on personnel, which, in each case, are currently in effect, or commercially reasonable substitutions therefor;

                     (C) Maintain and operate the Acquired Companies and the properties and assets of the Acquired Companies in compliance in all material respects with all applicable Laws, including, without limitation and subject to the rights set forth in
                               Section 4.12 hereunder, all applicable
                               Environmental Laws;

                     (D) Manage and administer all pending and threatened litigation matters in a manner consistent with commercially reasonable business practice, giving due regard to recommendations of legal counsel;

                     (E) Maintain all liquor (or beer and wine, as applicable) licenses, permits and authorizations required by Law for the continued sale of alcohol by the Acquired Companies at those Properties at which alcohol is presently served;

                     (F) Maintain all current insurance or reinsurance policies the absence of which would have a Material Adverse Effect, unless simultaneously with any cancellation, termination, or lapse, replacement policies providing coverage equal to or greater than the coverage so canceled, terminated, or lapsed are in full force and effect and written copies thereof have been provided to Buyer; and

                     (G) Continue all capital projects, including without limitation, the construction and development of the Blackstone Golf Club in Frisco, Texas and the Whitestone Golf Club in Benbrook, Texas as set forth in the capital expenditure budget attached as Schedule 4.1(c).

               (b) The Sellers and the Buyer agree that all intercompany accounts (if any) between the Sellers or any affiliate of the Sellers (other than an Acquired Company) on the one

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hand and any of the Acquired Companies on the other hand shall be settled by the
Sellers and the Acquired Companies, at or prior to the Closing.

               (c) In furtherance and not in limitation of the foregoing, the Sellers covenant and agree that, except as described in Schedule 4.1(c), the Acquired Companies will not, prior to the Closing, without the consent of the Buyer, which consent shall not be unreasonably withheld (except as set forth in subsections (iv) and (vii) below):

                   (i) Make any purchase, sale or disposition of any asset or property with a purchase price in excess of $75,000 individually or $100,000 in the aggregate, except as provided in the Acquired Companies existing capital budget, or mortgage, pledge, subject to a voluntary lien or otherwise voluntarily encumber (except for mechanics', carriers', suppliers' workmen's or repairmen's liens) any of its properties or assets, except for any such mortgage, pledge, lien or encumbrance which, by its terms, will be terminated or otherwise be extinguished at or prior to the Closing;

                   (ii) Incur any material contingent liability as a guarantor or otherwise with respect to the obligations of others, or incur any other material contingent or fixed obligations or liabilities in excess of $75,000 individually or $100,000 in the aggregate;

                   (iii) Make any change or incur any obligation to make a change in its articles or certificate of incorporation, by-laws or authorized or issued capital stock, except for the release of any pledge of the Acquired Shares made by or on behalf of the Sellers to REITCO's senior lenders;

                   (iv) Declare, set aside or pay any dividend, make any other distribution in respect of its capital stock or make any direct or indirect redemption, purchase or other acquisition of its capital stock, except for any transfer of the Acquired Shares by and between the Sellers and/or their respective Subsidiaries on or prior to the Closing Date and provided, however, that, from and after March 31, 1999 (provided that Sellers shall have extended the Closing Date in accordance with Section 1.4 hereof) in no event shall the Acquired Companies pay any dividend, make any distribution in respect of its capital stock, issue any capital stock or make any direct or indirect redemption, purchase or other acquisition of its capital stock, make payments to any Affiliates (other than any other Acquired Company and its Subsidiaries) except only for payments permitted under Sections 4.1(b) and 4.1(c)(vi) hereof except (x) for any transfer of the Acquired Shares by and between the Sellers and/or their respective Subsidiaries on or prior to the Closing Date, as extended, and (y) the Acquired Companies shall be entitled to distribute or otherwise pay to the Sellers amounts contributed, loaned or otherwise paid by Sellers after March 31, 1999 in connection with capital projects;

                   (v) Make any change in the compensation payable or to become payable (A) to any of the officers, employees, agents or independent contractors who receive total annual compensation of $50,000 or less other than in the ordinary course of business

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consistent with past practice; or (B) to any of its officers, employees, agents or independent contractors who receive total annual compensation in excess of $50,000;

                   (vi) Prepay any loans (if any) from its shareholders, officers or directors, other than as required by their respective terms and as required by Section 4.1(b) hereof, or make any change in its borrowing arrangements;

                   (vii) Amend, modify or terminate any contract or agreement disclosed pursuant to Section 2.12(a) hereof or execute or otherwise enter into or amend or modify any contract or agreement with the Sellers or their Affiliates (except for the Acquired Companies) except as otherwise contemplated by this Agreement;

                   (viii) Change any material accounting principles, policies or practices used by its relating to the Acquired Companies, except for (A) the write-off (if any) of goodwill, and (B) any change required by reason of a concurrent change in generally accepted accounting principals and notice of which is given in writing by Sellers to Buyer;

                   (ix) Amend the membership by-laws for any club (each a "Club", and collectively, the "Clubs") owned or operated by any of the Acquired Companies;

                   (x) Sell, assign or create any life or equivalent membership in any Club;

                   (xi) (a) sell or create individual memberships at discounts in excess of 10% off stated initiation fees or deposits; (b) sell or create individual memberships with dues discounted by more than 10% off stated dues or the price of goods or services (provided, Sellers may offer up to two (2) months free dues or equivalent dollar club credit as a sale closing incentive); (c) sell multiple membership units (up to five (5) units) at discounts in excess of 33% off stated initiation fees or deposits (plus an additional 10% discount for all cash purchases); or (d) sell more than six (6) memberships to any one (1) party;

                   (xii) initiate any marketing practices or programs that are not consistent with each club's prior practices; or materially change the membership commission structures at any club;

                   (xiii) Create or issue any honorary membership at any Club;

                   (xiv) Collect any monthly or quarterly dues (in excess of de minimis amounts) more than 1 collection period in advance;

                   (xv) Merge or consolidate with or agree to merge or consolidate with, nor purchase or agree to purchase all or substantially all of the assets of, or otherwise acquire, any other party (subject to the terms of Section 4.8 hereof);

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                   (xvi) Authorize for issuance, issue, sell or deliver any
additional stock of any class of any Acquired Company or any securities or obligations convertible into stock of any class of any Acquired Company or issue or grant any option, warrant or other right to purchase any stock of any class of any Acquired Company;

                   (xvii) Except for the transfer of capital stock of MGG II from OPCO to REITCO, assign, transfer, convey, pledge or transfer any shares of any Acquired Company's capital stock;

                   (xviii) Modify, amend or alter any existing credit facilities, the obligations with respect to which will remain with the Acquired Company after the Closing Date;

                   (xix) Cause a default by an Acquired Company under any existing material agreement or contract of such Acquired Company, which default, if not willful, could have a Material Adverse Effect;

                   (xx) Execute or otherwise enter into any construction or development agreement requiring a payment in excess of $100,000 except as otherwise provided in the Acquired Companies' capital budget attached as
Schedule 4.1(c) hereto;

                   (xxi) Cause or suffer any act or omission from and after the date of this Agreement which would cause or result in the breach of the representations and warranties contained in Section 2.14, which breach would have a Material Adverse Effect; provided, however, that the disclosure of items by the Buyer pursuant to Section 4.12 hereof shall not be deemed to be an act or omission resulting in a breach of the representations and warranties contained in Section 2.14;

                   (xxii) Take any affirmative action, or affirmatively fail to take any action, necessary to maintain all permits, licenses and authorizations (except as they relate to alcohol) required by Law for the operation of the Acquired Companies and the Properties the absence of which would have a Material Adverse Effect; and

                   (xxiii) Agree or make any commitment to take any of the actions prohibited by this Section 4.1.

           Section 4.2 Investigation. The Buyer acknowledges and agrees that it
(a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Acquired Companies, and (b) will not assert any claim against the Sellers or the Acquired Companies or any of their respective directors, officers, employees, agents, shareholders, Affiliates, consultants, investment bankers, advisors or representatives, or hold the Sellers or any such Persons liable, for any inaccuracies, misstatements or omissions with respect to such information furnished by the Sellers or such Persons concerning the

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Acquired Companies, other than any inaccuracies or misstatements in the representations and warranties contained in this Agreement or as otherwise expressly provided herein (subject to the limitations set forth in Section 2.18) or in the case of fraud. Sellers acknowledge and agree that Buyer will make its own investigations and inquiries with respect to the Acquired Companies and Properties; provided that information obtained through such investigations that is not included in the Review Room will not limit, qualify or in any manner affect Sellers' representations or warranties contained in this Agreement or limit Buyer's rights to assert claims based upon such representations or warranties.

           Section 4.3 Access to Information.

               (a) From the date hereof until the Closing Date, upon reasonable notice, the Sellers shall, and shall cause each Acquired Company and each of their respective officers, directors, employees, representatives, attorneys, auditors and authorized agents to, (i) afford the officers, directors, employees, authorized agents, auditors, attorneys and representatives of the Buyer reasonable access, during normal business hours, to the offices, properties, other facilities, books and records of the Acquired Companies and to those officers, directors, employees, representatives, counsel, auditors and agents of the Acquired Companies who have material knowledge pertaining to the Properties or the Acquired Companies including, without limitation, access to enter upon and investigate the Properties or the Acquired Companies, and (ii) furnish to the officers, directors, employees and authorized agents, auditors, attorneys and representatives of the Buyer such additional financial and operating data and other information regarding the Acquired Companies as the Buyer may from time to time reasonably request; provided, however, that (A) such investigation shall not unreasonably interfere with any of the businesses or operations of the Acquired Companies, (B) the Buyer shall not, prior to the Closing Date, have any contact whatsoever with respect to the Acquired Companies or with respect to the transactions contemplated by this Agreement with any partner, lender, ground lessor, vendor or supplier of the Acquired Companies, except in consultation with the Sellers and then only with the express prior approval of the Sellers, which approval shall not be unreasonably withheld or delayed, and (C) all requests by the Buyer for access or information pursuant to this Section 4.3(a) shall be submitted or directed exclusively to an individual or individuals to be designated by the Sellers. The Buyer shall not be permitted to conduct any invasive tests on any Property without the Sellers' and the applicable Acquired Company's prior written consent, which consent shall not be unreasonably withheld or delayed. The Buyer agrees to indemnify the Sellers from and against any and all Losses (as hereinafter defined) suffered by the Sellers as a result of any actions taken by the Buyer with respect to the investigations and inspections contemplated hereby (excluding any Losses associated with any pre-existing Environmental Conditions discovered or identified as a result of the exercise of Buyer's rights under Section 4.12 below).

               (b) During the preparation, review and dispute resolution time periods contemplated by Section 1.3, upon reasonable notice, the Buyer shall, and shall cause each Acquired Company (or any successor thereto) and each of their respective officers, directors,

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employees, representatives, attorneys, auditors and authorized agents to, (i)
afford the officers, directors, employees, auditors, attorneys, authorized agents and representatives of the Sellers reasonable access, during normal business hours, to the offices, properties, books and records of the Acquired Companies (or any successor or successors thereto), (ii) furnish to the officers, directors, employees, auditors, attorneys, authorized agents and representatives of the Sellers such additional financial and operating data and other information regarding the Acquired Companies (or any successor or successors thereto) as the Sellers may from time to time reasonably request to perform its obligations, or avail itself of its rights, contained, in each case, in Section 1.3 hereof; provided, however, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Acquired Companies (or any successor or successors thereto).

               (c) In order to facilitate the resolution of any claims made by or against or incurred by the Buyer of the Acquired Companies after the Closing or for any other reasonable purpose, for a period of seven (7) years following the Closing, the Sellers shall (i) retain the books and records of the Sellers which relate to the Acquired Companies and their operations for periods prior to the Closing and which shall not otherwise have been delivered to the Buyer or the Acquired Companies and (ii) upon reasonable notice, afford the officers, directors, employees, authorized agents, auditors, attorneys and representatives of the Buyer and Acquired Companies reasonable access (including the right to make photocopies, at the expense of the Buyer or the Acquired Companies), during normal business hours, following reasonable notice thereof, to such books and records.

               (d) In order to facilitate the resolution of any claims made by or against or incurred by the Sellers after the Closing in respect of their ownership of the Acquired Companies or for any other reasonable purpose, for a period of seven (7) years following the Closing, the Buyer shall, and shall cause the Acquired Companies to, (i) retain the books and records of the Buyer or the Acquired Companies, as the case may be, and their operations for periods prior to the Closing and which shall not otherwise have been retained by the Sellers and (ii) upon reasonable notice, afford the officers, directors, employees, authorized agents, auditors, attorneys and representatives of the Sellers reasonable access (including the right to make photocopies, at the expense of the Sellers), during normal business hours, following reasonable notice thereof, to such books and records.

           Section 4.4 Confidentiality. Subject to the requirements of applicable Law until the Closing, the parties will, and will instruct each of their respective Affiliates, associates, partners, employees, directors, officers, agents, attorneys, auditors, investment bankers, representatives and advisors (the "Representatives") to, hold in confidence all such information as is confidential or proprietary, will use such information only in connection with the consummation of the transactions contemplated by this Agreement and, if this Agreement is terminated in accordance with its terms, will deliver promptly to the others (or destroy and certify to the other the destruction of) all copies of such information (and any copies, compilations or extracts thereof or based thereon) then in their possession or under their

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control. Each party hereto agrees that money damages would not be a sufficient remedy for any breach of this Section 4.4 by the other party hereto or any of its Representatives, and that, in addition to all other remedies, such non-breaching party shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and each such party further agrees to waive and to use its best efforts to cause its Representatives to waive, any requirement for the securing or posting of any bond in connection with any such remedy. Each party agrees to be responsible for any breach of this
Section 4.4 by any of its Representatives. Nothing contained in this Section 4.4 shall effect, modify or otherwise limit the respective agreements and other obligations of Club Corporation of America (now known as ClubCorp USA, Inc.), on the one hand, and Sellers, on the other, contained in that certain Confidentiality Agreement dated as of November 15, 1998, (the "Confidentiality Agreement"), which Confidentiality Agreement shall remain in full force and effect.

           Section 4.5 Regulatory and Other Authorizations; Consents.

               (a) The Sellers shall use their good faith commercially reasonable efforts to obtain (or cause the Acquired Companies to obtain) the authorizations, consents, orders and approvals that are or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement, including, without limitation, the consent of (i) Governmental Authorities, (ii) landlords under the ground leases, and (iii) lenders, and the Buyer shall cooperate fully with the Sellers in promptly seeking to obtain all such authorizations, consents, orders and approvals. If required by the HSR Act, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement (the "Notification Form") within ten
(10) business days after the date hereof and to supply promptly any additional information and documentary material that may be requested pursuant to the HSR Act. The parties hereto will not take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals.

               (b) The Sellers shall give promptly, or shall cause the Acquired Companies to give promptly, such notices to third parties and use its or their commercially reasonable efforts (without, however, any obligation to incur any costs, liability or other obligation, in excess of de minimis amounts, except that the Sellers shall pay any consent or other transfer fee or similar payment required to be paid to the lessor in connection with the granting of a Required Consent (as defined in Section 7.3(b) hereof)) under any ground lease identified on Schedule 4.13, to obtain such third party consents as the Buyer may in its sole and absolute discretion deem necessary or desirable in connection with the transactions contemplated by this Agreement; provided, however, that the forms of such notice and/or consent shall be reasonably acceptable to Sellers and Buyer; and provided, further, however, that any failure to obtain such third party consents shall not constitute a breach of this Agreement or a failure of any condition to Closing nor shall it give rise to any right of termination on the part of the Buyer or impose any independent obligation or liability on the Sellers except as otherwise set forth in this Agreement.

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               (c) The Buyer shall use its good faith commercially reasonable efforts to assist the Sellers in obtaining the consents of third parties listed in Schedule 2.6(b), including (i) providing to such third parties such financial statements and other financial information as such third parties may reasonably request, (ii) agreeing to commercially reasonable adjustments to the terms of the agreements with such third parties (provided that neither party hereto shall be required to agree to any increase in the amount payable with respect thereto so long as there shall be no increase in Buyer's obligations or decrease in its rights other than to a de minimis extent) and (iii) executing agreements to effect the assumption of such agreements on or before the Closing Date effective from and after the Closing Date.

               (d) The Buyer assumes as of the Closing Date, and will continue to honor in accordance with the respective provision, any and all obligations of the Sellers arising from and after such date relating to and arising from
Section 6.9(a) (to the extent the Buyer is acquiring any entity covered thereby or a successor thereto) of that certain Agreement and Plan of Merger dated as of January 11, 1998 among REITCO, OPCO and Cobblestone Holdings, Inc., as amended. The Buyer agrees to indemnify the Sellers for any and all Losses incurred by the Sellers arising out of the breach of any such obligations.

           Section 4.6 Further Action. Each of the parties hereto shall use its respective best efforts to take or cause to be taken all appropriate action, do or cause to be done all things necessary, proper or advisable, and execute and deliver such documents and other papers, as may be required to carry out the provisions of this Agreement and consummate and make effective the transactions contemplated by this Agreement.

           Section 4.7 Press Releases. The parties hereto will, and will cause each of their Affiliates to, maintain this Agreement confidential and will not, and will cause each of their Affiliates not to, issue or cause the publication of any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party hereto which consent shall not be unreasonably withheld; provided, however, that nothing herein will prohibit the Sellers or the Buyer from issuing or causing publication of any such press release or public announcement to the extent that such party reasonably determines, after consultation with outside legal counsel, such action to be required by Law or the rules of any applicable self-regulatory organization, in which event such party will use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of its issuance. The parties acknowledge that a press release in the form of Schedule 4.7 shall be made immediately following the execution of this Agreement.

           Section 4.8 No Solicitation.

               (a) Except as otherwise provided herein, unless and until this Agreement shall have been terminated in accordance with its terms, the Sellers agree and covenant that (i) neither Seller nor any of their respective subsidiaries shall, and each of them shall direct

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and use their best efforts to cause their respective officers, directors, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its subsidiaries) not to, directly or indirectly, initiate, solicit or encourage any inquiries or the making or implementation of any proposal or offer with respect to a merger, acquisition, or similar transaction involving the purchase of the Acquired Companies or the Acquired Shares (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or engage in any negotiations with, or provide any confidential information or data to, or have any discussions with, any person relating to, an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal.

               (b) Notwithstanding anything set forth in this Agreement to the contrary, the Boards of Directors of the Sellers may furnish information to or enter into discussions or negotiations with any person that makes an unsolicited bona fide proposal to purchase the Acquired Companies, whether by merger, purchase of capital stock or all or substantially all of their assets or otherwise (a "Proposal"), if the Boards of Directors of the Sellers determine in good faith that the Proposal, if consummated as proposed, would result in a transaction more favorable to the Sellers' stockholders from a financial point of view than the transactions contemplated by this Agreement (any such Proposal being referred to herein as a "Superior Proposal").

           Section 4.9 Tax Cooperation; Structuring Matters.

               (a) After the Closing, Sellers shall, and shall cause their Affiliates to, cooperate fully with Buyer in the preparation of all Tax Returns (other than Tax Returns with respect to the period of ownership of an Acquired Company by REITCO as a qualified REIT subsidiary, which shall be prepared and filed or caused to be filed in a manner consistent with past practice and in the ordinary course of business (subject to any departure required to comply with any applicable law) relating to periods ending on or prior to the Closing Date and shall provide to Buyer, or cause to be provided, at Sellers' sole cost and expense, any records and other information reasonably requested by such parties in connection therewith as well as access to, and the cooperation of, the auditors of Sellers and their Affiliates. After the Closing, Sellers shall, and shall cause their Affiliates to, cooperate fully with Buyer in connection with any tax investigation, audit or other proceeding relating to the Acquired Companies. After the Closing, Buyer shall, and shall cause its Affiliates to, cooperate fully with Sellers in the preparation of all tax returns required to be filed by Sellers relating to the golf business and to periods ending on or prior to the Closing Date and shall provide to Sellers, or cause to be provided at Buyer's sole cost and expense, any records and other information requested by such parties in connection therewith as well as access to, and the cooperation of, Buyer's auditors. Any information obtained pursuant to this Section 4.9 or pursuant to any other Section hereof providing for the sharing of information or the review of any tax return or other Schedule relating to taxes shall be subject to Section 4.4 hereof.

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               (b) If and to the extent so requested by the Sellers, and subject to the Buyer's reasonable judgment that all other conditions precedent of the Sellers to the Closing have been, or will be, satisfied or waived, the Sellers may revise the method of effecting Buyer's acquisition of MGG, MGG II and/or Cobblestone, including without limitation an acquisition of all of the assets of such entity or entities; provided, however, that (i) any breach of this Agreement by Buyer and any inability of the Buyer to satisfy any condition to the Closing arising, in each case, solely as a result of such revised method of effecting such acquisition shall not be deemed a breach or a failure of such condition to the Closing, and (ii) the Buyer receives substantially the same economic benefit as a result of such revised transaction as it would have received as a result of acquiring the Acquired Shares. Notwithstanding the foregoing, the Sellers shall have the right, in their sole discretion, to convert MGG, MGG II and/or Cobblestone into a limited liability company which is treated as a "disregarded" entity for Federal income tax purposes, or to transfer the "Cobblestone" trade name and any similar intangibles held by MGG to a corporation all of the capital stock of which would be owned by MGG and/or Cobblestone. The parties hereto agree that they will execute, and will cause their respective direct and indirect subsidiaries to execute, such agreements and documents and such amendments to this Agreement and any related documents as shall be appropriate in order to reflect such revised structure.

           Section 4.10 Repair of Damage; Condemnation.

               (a) In the event that prior to the Closing there is any damage to the Properties, or any part thereof, which has not been restored prior to Closing to substantially similar condition as immediately prior to the date such damage occurred, Buyer shall accept such Properties in their then-current condition, and Sellers shall remit to the Buyer the net amount of insurance proceeds actually received by Sellers with respect to such damage, and Buyer and Sellers shall proceed with the Closing.

               (b) In the event that prior to the Closing, any portion of the Properties is subject to a taking, Buyer shall accept the Properties in their then-current condition and proceed with the Closing, in which case Sellers shall remit the net amount of any award actually received by Sellers in connection with such taking. In the event of any such taking that will have a Material Adverse Effect, Sellers shall not compromise, settle, or adjust any claims to such award without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed.

               (c) Sellers agree to give Buyer prompt notice of any taking of, or damage to, any material part of the Properties.

           Section 4.11 Liquor Licenses.

               (a) The parties hereto agree to use commercially reasonable efforts to preserve or to otherwise obtain those authorizations, consents or approvals necessary to assure

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that each Property currently operating with a liquor (beer) license, or that is in the process of applying for such license, either retains such liquor (beer) license immediately prior to the Closing or receives a new liquor (beer) license no later than the Closing Date provided, however, that in the event the Sellers use their commercially reasonable efforts as provided herein, neither Sellers nor any of their Affiliates or subsidiaries shall have any liability or obligation to Buyer or any person claiming through Buyer in the event that any or all such liquor (beer) licenses, authorizations, consents or approvals are not retained or received, as applicable.

               (b) The Sellers and the Buyer agree that, in the event any consent, approval or authorization necessary or desirable to preserve or otherwise obtain a liquor (beer) license for any Property is not obtained prior to the Closing, the Sellers will, subsequent to the Closing, cooperate with the Buyer and the Acquired Companies (at Buyer's sole cost and expense) in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. Until such consent, approval or authorization can be obtained, but (I) with respect to those liquor (beer) licenses which have been issued and are in place immediately prior to Closing only and (II) for a period not to exceed six (6) months after Closing, the Sellers, will enter into such customary arrangements (including, without limitation, reasonable compensation to the Sellers (but without a profit component), the assumption of all loss, cost, obligation and liability of any kind or nature, the full indemnification of Sellers in connection therewith and the maintenance of all applicable insurance by Buyer) as the Buyer may reasonably request and the Sellers' shall reasonably agree to, subject in all events to applicable Law and at Buyer's sole cost and expense, to provide the Buyer or the Acquired Companies with the rights and benefits of the existing liquor (beer) license for such period. Notwithstanding the forgoing, Buyer and Sellers acknowledge and agree that (i) certain of the liquor (beer) licenses may not be under the direct control of the Sellers, and as a result, provided that Sellers undertake, in a commercially reasonable manner, to require that the holder(s) of the liquor (beer) license enters into the arrangement contemplated in the preceding sentence, Sellers' obligations set forth therein shall be deemed satisfied, (ii) certain governmental and quasi-governmental agencies and authorities (including without limitation, applicable alcohol beverage commissions and comparable entities) may prohibit or materially restrict the use by Buyer of the rights and benefits of the existing liquor (beer) licenses, in which event (provided that Sellers cooperate in good faith with the Buyer in order to structure a customary arrangement which will provide the Buyer with the rights and benefits of the existing liquor (beer) licenses) Sellers' obligations under the preceding sentence shall be waived as to each applicable liquor (beer) license (it being further acknowledged that the customary arrangements contemplated above may differ in various jurisdictions), (iii) REITCO is a publicly traded company and has a material and on-going interest in maintaining strict controls over the public's perception of REITCO and its affiliates, which interest shall be a material concern to both Buyer and Sellers in establishing any contemplated customary arrangements.

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               (c) It is the intention of the Buyer pursuant to this Section
4.11 (which intention is acknowledged by the Sellers in agreeing to (i) use their commercially reasonable efforts to preserve or obtain the necessary licenses and consents as provided in (a) above, and (ii) make available, on customary terms reasonably acceptable to Sellers, the rights and benefits of Sellers' existing liquor licenses as provided in (b) above), that to the maximum extent reasonable and provided that the terms of this Section 4.11 are satisfied, there shall be little or no interruption in the sale of alcohol at any Property.

           Section 4.12 Environmental Assessments. Prior to the Closing Date, Buyer and Buyer's environmental consultant, which consultant shall be reasonably satisfactory to Sellers (it being agreed that ATC is reasonably satisfactory), shall be permitted reasonable access to the Properties (or any one or more of them), for the sole purpose of conducting Phase I environmental site assessments of such Properties which conform to the ASTM Standard Practice for Environmental Site Assessments: Phase I Process E 1527-97, modified to include a limited asbestos survey. Such access shall be under reasonable terms and conditions so as not to materially interfere with the operations of the Sellers. In the event that Buyer's environmental consultant, upon the conclusion of the Phase I site assessment, reasonably recommends any Phase II assessment or subsurface investigation of the Properties, including but not limited to soil, sediment or groundwater testing or sampling, borings, installation or sampling of monitoring wells (generally, "Phase II Investigations"), permission for access to perform such Phase II Investigations must be obtained in writing from the Sellers in advance of any such activity, such permission not to be unreasonably withheld or delayed (and to be granted provided that such Phase II Investigations are of a usual and customary nature in consideration of the issue which is the subject matter of such Phase II Investigation). If Buyer conducts any Phase II Investigations on the Properties, Buyer agrees to indemnify and hold Sellers harmless from any and all damages, losses, liabilities, expenses, costs, claims, actions, suits, proceedings, assessments, orders, judgments, fines and penalties (including without limitation, reasonable legal, accounting, consulting, engineering and other expenses), which may be incurred, arise out of or result from any acts and omissions of Buyer, its employees, agents and representatives taken in connection with such Phase II Investigations. This provision, and any rights with respect to pre-closing environmental investigations, testing and/or site assessments, applies only to the Properties. Any and all testing, investigations and/or site assessments shall be at the sole cost and expense of the Buyer.

           Section 4.13 Property Holdback Rights. On or prior to the date which is fifteen (15) days prior to the Closing Date (as the same may have been extended by Sellers in accordance with Section 1.4 above, the "Holdback Designation Date"), Sellers shall have the right to deliver to the Buyer a property holdback designation letter for any Property (a "Holdback Property") for which a Required Consent under a ground lease or other agreement identified on Schedule 4.13 has not been obtained by such date (a "Holdback Letter") in accordance with the terms, conditions and limitations set forth in this Section
4.13. Sellers' failure to deliver to the Buyer, on or prior to the Holdback Designation Date, an executed Holdback Letter shall be conclusively deemed as Sellers' confirmation of the absence of any Holdback Properties.

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Sellers specifically waive any right to deliver a Holdback Letter after the
Holdback Designation Date unless the Sellers incur all costs incurred in connection with the exercise of the rights hereunder, including any incremental costs resulting from such failure to timely deliver a Holdback Letter. Notwithstanding the delivery of a Holdback Letter by the Sellers with respect to any one or more Holdback Properties, the Buyer shall have the right, by written notice delivered to the Sellers on or before the date which is ten (10) days prior to the Closing Date (or such later date if accepted by the Sellers), to waive the Required Consent requirement with respect to any or all such Holdback Properties and to thereafter proceed to Closing with respect to such Holdback Properties as if such Required Consent had been obtained.

           Notwithstanding anything to the contrary contained in this Agreement, and for the purposes of this Section 4.13 only, the Buyer and the Sellers irrevocably agree that the allocated purchase price (individually and collectively, the "Allocated Value") with respect to each Property that could become a Holdback Property (i.e., the Properties identified on Schedule 4.13), in the event such Property becomes a Holdback Property hereunder, is as set forth on Schedule 4.13, it being further acknowledged that such allocation does not have any bearing or relationship to, and has been derived independently from, the allocation of the Purchase Price set forth elsewhere in this Agreement.

           With respect to each Holdback Property, the Closing Date with respect to such Holdback Property shall be deferred to the earlier of (x) the day which is six (6) months after the Closing Date, or (y) the day that is fifteen (15) days following receipt of the applicable Required Consent (the "Holdback Property Closing Date").

           With respect to each Holdback Property, Buyer and Sellers, respectively, shall remain fully obligated to purchase and sell (i) such Holdback Properties (or the Acquired Shares of the entity which owns such Holdback Property) and (ii) all other Acquired Shares (and the Properties related thereto) on the terms and conditions set forth in this Agreement, provided that (i) the aggregate Purchase Price payable on the Closing Date, pursuant to Section 1.3(a) above applicable to all other Acquired Shares (and the Properties related thereto) shall be (x) reduced by the Allocated Value of the Holdback Property or Holdback Properties. Any costs incurred with respect to the holdback of a Holdback Property (which may include a real property transfer) shall be for the account of the Sellers.

           With respect to the Holdback Properties, (i) an amount equal to four percent (4%) of the Allocated Value of each Holdback Property shall be retained by the Escrow Agent as a continuing deposit subject to disposition, as liquidated damages, in accordance with Article IX as to such Holdback Property; and (ii) the Closing Date with respect to the Holdback Properties shall be the Holdback Property Closing Date. It is the intention of the parties hereunder that: the Holdback Property Closing Date shall be deemed to be the Closing Date with respect to the Holdback Properties under this Agreement; that on the Holdback Property Closing Date the Holdback Properties (or the Acquired Shares related thereto) shall be

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conveyed to the Buyer in exchange for the Allocated Value for each Holdback
Property, and that; with respect to the Holdback Properties, the date of March 31, 1999 as set forth in Section 9.1(b) shall be deemed to be September 30, 1999, time being of the essence with respect to such dates.

           The Sellers and the Buyer agree that, with respect to each Holdback Property, the applicable Acquired Company and the Buyer shall, with respect to the period ending on the Holdback Property Closing Date with respect to each applicable Holdback Property, enter into such management or other arrangements, each in form and substance reasonably acceptable to the Buyers and Sellers, but only if such arrangements can be entered into and performed without violating the provisions of any law or any agreement or other contracts relating to the applicable Holdback Property so as to provide Buyer, to the maximum extent reasonably possible, with the net economic benefits as if such Holdback Property had been acquired by Buyer on the initial Closing Date.

           Section 4.14 Observation Rights; Certain Communications.

               (a) Commencing on the date which is one (1) Business Day after the date of this Agreement, Buyer's representatives shall have the right, from time to time, to visit and observe all of the Properties and Cobblestone corporate and regional headquarters during normal business hours, provided, however, that such visits and observations shall not unreasonably interfere with the normal business operations of the Acquired Companies. Such visitation and observation rights shall include the right to attend all meetings relating to the operations, management, financial and accounting matters of the Acquired Companies, including, but not limited to, all meetings attended by persons identified in Section 2.18(c) excluding meetings relating to the conveyance of the Acquired Companies to Buyer. Sellers shall use their good faith and commercially reasonable efforts to provide timely notice to Buyer's representatives of each of such meetings and to accommodate Buyer's representatives' reasonable requests for access to office space, services and equipment. Buyer's rights hereunder shall be subject, in all events, to the Confidentiality Agreement (as defined in Section 4.4).

               (b) The Buyer and Sellers agree that, in the event Buyer identifies issues with respect to the operation or management of the Acquired Companies in connection with the exercise of its rights under Section 4.14(a) hereof that Buyer believes in good faith and in its commercially reasonable business judgment to be detrimental to, or to have an adverse impact on, the Acquired Companies or their respective operations, representatives of the Buyer may engage in discussions about such issues with the Sellers' Designees. The Buyer and the Sellers, through the Sellers' Designees, agree to communicate and to work together in good faith with respect to such issues in order to correct such issues, if appropriate, or to develop a plan or process to address any such issues in order to preserve the Acquired Companies operations and reputation [goodwill]. For purposes, hereof, the term "Sellers' Designees"

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shall initially mean Michael S. Benjamin and David F. Benson or such other officer or key employee of a Seller as may subsequently be identified to Buyer in writing.

               (c) The Sellers shall endeavor, in good faith, to notify Buyer promptly after the Sellers obtain Sellers' Knowledge (as defined in Section 2.18(a) hereof) of any breach of any of Sellers' covenants under Section 4.1, provided, however, that (i) Sellers shall have no obligation to notify Buyer of any breach of which Buyer has Buyer's Knowledge (as defined in Section 3.8, but including for such purposes the knowledge of those individuals who may from time to time perform those actions permitted by Section 4.14(a) and (b) hereof), and
(ii) Sellers agreement hereunder shall not impose any additional liability or obligation under this Agreement.

                                    ARTICLE V
                                EMPLOYEE MATTERS

           Section 5.1 Employees.

               (a) The Buyer shall ensure that all persons who were employed by the Acquired Companies immediately preceding the Closing Date, including those on vacation, leave of absence or disability (the "Acquired Companies Employees"), will remain employed in a comparable position on and immediately after the Closing Date for such period of time as determined by the Buyer, at not less than the same base rate of pay, except as otherwise provided in this
Section 5.1. Notwithstanding the foregoing, the Buyer shall not, at any time prior to 60 days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), or comparable conduct under any applicable state law, affecting in whole or in part any facility, site of employment, operating unit or employee of any of the Acquired Companies without complying fully with the requirements of WARN.

               (b) To the extent permissible under applicable law and to the extent that service is relevant for purposes of eligibility and vesting under any employee benefit plan, program or arrangement established or maintained by the Buyer (other than any defined benefit pension plan) following the Closing Date for the benefit of Acquired Companies Employees at such time as any employee benefit plan, program or arrangement is made available to Acquired Companies Employees, such plan, program or arrangement shall credit such employees for service on or prior to the Closing Date that was recognized by the Sellers or the Acquired Companies, as the case may be, for purposes of employee benefit plans, programs or arrangements (including vacation policies) maintained by any of them. In addition, with respect to any welfare benefit plan (as defined in Section 3(1) of ERISA) established or maintained by the Buyer following the Closing Date for the benefit of Acquired Companies Employees, to the extent permissible under applicable law, such plan shall waive any pre-existing condition exclusions and provide that any covered expenses incurred during the 1999 plan year on or before the Closing Date by an Acquired Company Employee or by a

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covered dependent shall be taken into account for purposes of satisfying applicable deductible coinsurance and maximum out-of-pocket provisions after the Closing Date.

               (c) Buyer agrees that either Buyer or the Acquired Companies will make COBRA continuation coverage available to individuals who are COBRA qualified beneficiaries under the Benefit Plans immediately prior to the Closing Date.

           Section 5.2 Employee Benefits. For a period of one year following the Closing Date, the Buyer shall provide the Acquired Companies Employees with benefits that either are (i) substantially comparable, in the aggregate, to the benefits provided under the Benefit Plans as in effect immediately prior to the Closing Date or (ii) the same as the benefits generally made available to a majority of the Buyer's similarly situated employees.

           Section 5.3 Other Employee Benefits. From and after the Closing Date, Buyer will, or will cause the Acquired Companies to, honor in accordance with their terms all of the severance payments pursuant to Severance Arrangements between any of the Acquired Companies and the Acquired Companies Employees in effect as of the date hereof and listed on Schedule 2.12(a). Seller shall honor and be liable for all payments related to the Retention Bonuses.

           Section 5.4 Indemnity. Anything in this Agreement to the contrary notwithstanding, (i) the Buyer hereby agrees to indemnify the Sellers and their respective Affiliates against and hold the Sellers and their respective Affiliates harmless from any and all Losses arising out of or otherwise in respect of (a) any claim made by any Acquired Company Employee against the Sellers or any of their Affiliates for any severance or termination benefits pursuant to the provisions of the Severance Arrangements or any applicable federal or state law arising after the Closing, (b) any action taken after the Closing by the Buyer with respect to any plan (including any Benefit Plan), (c) any claim for payments or benefits by Acquired Companies Employees or their beneficiaries under any Benefit Plan, and (d) any failure of the Buyer to discharge their obligations under this Article V, and (ii) the Sellers hereby jointly and severally agree to indemnify the Buyer and its Affiliates against and hold the Buyer and its Affiliates harmless from any and all Losses arising out of or otherwise in respect of any claim made by any Acquired Company Employee against the Buyer or any of its Affiliates for any Retention Bonuses, in the case of clauses (i) and (ii), without regard to the Threshold Amount or the Maximum Amount (as defined in Article VIII hereof); provided, however, that the procedural requirements of Sections 8.2 and 8.3 shall apply to Sellers' and the Buyer's indemnification obligations under this Section 5.4.

           Section 5.5 No Third Party Beneficiaries. Notwithstanding anything else contained herein to the contrary, nothing in this Article V shall be construed to create any third party beneficiary rights in any person who is not a party to this Agreement.

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                                   ARTICLE VI
                                   TAX MATTERS

           Section 6.1 Conveyance Taxes; Costs. The Buyer shall be liable for and shall hold the Sellers harmless against any real property transfer, sales, use, transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the acquisition by the Buyer contemplated hereby, and the applicable parties shall file such applications and documents as shall permit any such Tax to be assessed and paid on or prior to the Closing Date in accordance with any available pre-sale filing procedure. The Sellers agree to cooperate with the Buyer and, subject to the other terms of this Agreement, to take any action reasonably requested by the Buyer, at no cost to the Sellers, in order to minimize the amount of such Taxes. The parties shall execute and deliver all instruments and certificates necessary to permit compliance with the foregoing. The Buyer shall pay the entire cost of any title insurance (for itself or any lender, including lenders of indebtedness assumed by the Buyer hereunder), surveys, title inspections, and appraisals that the Buyer elects to obtain in connection with the transactions contemplated hereby. The Buyer shall pay any and all attorneys' fees of its lenders and lenders of indebtedness assumed by the Buyer hereunder.

           Section 6.2 Treatment of Indemnity Payments. All payments made by the Sellers or the Buyer, as the case may be, to or for the benefit of the other party pursuant to any indemnification obligations under this Agreement shall be treated as adjustments to the consideration for Tax purposes, and such agreed treatment shall govern for purposes of this Agreement.

           Section 6.3 Employee Withholding. The Sellers and the Buyer agree that, pursuant to and to the extent permitted by the "Alternative Procedure" provided in Section 5 of Revenue Procedure 84-77, 1984-2 C.B. 753, with respect to filing and furnishing IRS Forms W-2, W-3 and 941, (a) the Sellers and the Buyer shall each report on a "predecessor-successor" basis, as set forth therein, (b) the Sellers shall be relieved from furnishing Forms W-2 for the 1999 calendar year to any of the Sellers' employees that become employees of the Buyer and (c) the Buyer shall assume the obligations of the Sellers to furnish such Forms W-2 to such employees for the full 1999 calendar year.

                                   ARTICLE VII
                              CONDITIONS TO CLOSING

           Section 7.1 Conditions to the Obligations of Each Party. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions, any or all of which may be waived, in whole or in part by the parties hereto (but only to the extent that such matter is a precondition to the obligations of such waiving party), to the extent permitted by applicable law:

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               (a) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions to be consummated at the Closing shall have expired or been terminated; and

               (b) No Order. No Governmental Authority or court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) that is in effect and has the effect of making the transactions contemplated by this Agreement for the Closing illegal or otherwise restraining or prohibiting consummation of such transactions; provided, however, that the provisions of this Section 7.1(b) shall not apply to a party unless such party has used its best efforts to have any such order or injunction vacated.

           Section 7.2 Conditions to Obligations of the Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

               (a) Covenants. All covenants contained in this Agreement to be complied with by the Buyer on or before the Closing shall have been complied with in all respects except where the failure to so comply would not have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement, and the Sellers shall have received a certificate of the Buyer to such effect signed by a duly authorized officer of the Buyer; and

               (b) Consents. The Buyer shall have received the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Schedules 3.3(a) and 3.3(b), in form and substance reasonably satisfactory to the Sellers, except where the failure to so receive would not have a material adverse effect on the Buyer's ability to perform its obligations under this Agreement.

           Section 7.3 Conditions to Obligations of the Buyer. The obligations of the Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver by the Buyer, at or prior to the Closing, of each of the following conditions:

               (a) Covenants. All covenants contained in this Agreement (except for those contained in Sections 4.1(a)(A) through 4.1(a)(G) and in Section 4.1(c) hereof) to be complied with by the Sellers on or before the Closing shall have been complied with in all respects, except where the failure to so comply would not have (A) a Material Adverse Effect or (B) a material adverse effect on the Sellers' ability to perform their obligations under this Agreement, and the Buyer shall have received a certificate of the Sellers to such effect signed by a duly authorized officer thereof;

               (b) Consents. The Buyer, Sellers, and the Acquired Companies, as applicable, shall have received (A) those consents to the transactions contemplated hereby

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listed on Schedule 7.3(b) hereto (the "Required Consents"), subject in all circumstances to Section 4.13, and (B) the authorizations, orders, approvals and consents of Governmental Authorities and third parties described in Schedules 2.6(a) and 2.6(b) in form and substance reasonably satisfactory to the Buyer, except where the failure to so receive would not have (A) a Material Adverse Effect or (B) a material adverse effect on the Sellers' ability to perform their obligations under this Agreement;

               (c) FIRPTA Withholding. At or prior to the Closing, the Buyer shall have received from each Seller a "transferor's certificate of non-foreign status" as provided in the Treasury Regulations under Section 1445 of the Code in the form attached hereto as Exhibit D;

               (d) Absence of Certain Breaches. There shall not then exist a breach or multiple breaches of (i) any representation or warranty of the Sellers which would give rise to aggregate Losses in excess of an amount equal to the Threshold Amount plus the Maximum Amount (as each is hereinafter defined); or
(ii) any of the covenants of the Sellers contained in Sections 4.1(a)(A) through 4.1(a)(G) or Section 4.1(c) which has given rise to, or will give rise to, aggregate Losses (including for such purpose only, the impairment of the fair market value of the Properties and assets of the Acquired Companies) in excess of $500,000, which breach or multiple breaches, in the case of subclause (i) and subclause (ii) of this Section 7.3(d), remains uncured as of the Closing (as the same may be extended pursuant to Section 1.4 hereof); provided, however, that, in the event the Sellers elect to cure any such breach contemplated hereby, the Sellers shall fully cure such breach;

               (e) Legal Opinion. The Buyer shall have received from counsel to the Sellers an opinion in form reasonably acceptable to the Buyer, that each of the Sellers is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all the requisite corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby; and

               (f) Absence of Significant Environmental Liabilities. The investigations, tests and site assessments permitted to be conducted pursuant to
Section 4.12 hereof shall not have revealed Significant Environmental Liabilities (as defined in Section 9.1(e) hereof) which continue to exist as of the Closing.

                                  ARTICLE VIII
                                 INDEMNIFICATION

           Section 8.1         Survival.

               (a) Subject to the limitations and other provisions of this Agreement, the representations and warranties of the parties hereto contained herein, as the case may be, shall survive the Closing and shall remain in full force and effect, for a period of one (1) year after

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the Closing Date; provided, however, that the representations and warranties of the parties contained in Sections 2.1, 2.2, 2.17, 3.1 and 3.6 shall survive the Closing in perpetuity and the representations and warranties of the Sellers contained in Sections 2.8 and 2.9 shall survive until the seven (7) year anniversary of the Closing Date.

               (b) Subject to the limitations and other provisions of this Agreement, including Section 8.1(a) above, each covenant and agreement of the parties hereto contained herein shall survive the Closing and shall remain in full force and effect for: (i) one (1) year or (ii) until the end of the applicable period specified elsewhere in this Agreement with respect to such covenant or agreement.

           Section 8.2 Indemnification by the Sellers.

               (a) The Sellers jointly and severally agree, subject to the other terms and conditions of this Agreement, to indemnify the Buyer and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Buyer Indemnified Party") against and hold them harmless from all Losses arising out of (i) the breach of any representation or warranty of the Sellers contained in this Agreement other than in Sections 2.1 and 2.2 (the "Organization Reps"), Section 2.8 (the "Tax Reps"), Section 2.9 (the "Benefit Plan Reps") and Section 2.17 (the "Broker's Fee Reps"), (ii) the breach by the Sellers of any of the Organization Reps, the Tax Reps, the Benefit Plan Reps or the Broker's Fee Reps, (iii) any breach of any covenant or agreement of the Sellers contained herein, (iv) the following litigation and claims (the "Indemnified Disputes"): Michael Bruggeman, et al. v. Meditrust Acquisition Company and Meditrust Company, L.L.C., Case No. 98-CVS-02857: Forsgate Golf, L.L.C. v. Meditrust Golf Group II, Inc., Civil Action Number 98-4327 (JCL) and the claim by Jeff Beck d/b/a Beck Properties against Cobblestone Texas, Inc., and (v) any action brought by any shareholder of The Meditrust Companies ("Shareholder Action") claiming a breach of the fiduciary duties of the Boards of Directors of The Meditrust Companies in connection with the conveyance of the Acquired Companies by the Sellers to the Buyer under this Agreement. For purposes of this Agreement, claims for Losses arising out of any Shareholder Action, the Indemnified Disputes or breach by Sellers of any of the Organization Reps, Tax Reps, Benefit Plan Reps or Broker's Fee Reps shall be referred to herein as the "Excluded Claims". Anything in Section 8.1 to the contrary notwithstanding, no claim may be asserted nor any action commenced against the Sellers for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Sellers describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the thirtieth (30th) day after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1 (the "Indemnification Cut-Off Date"), and such claim or action arose on or prior to the date such representation or warranty ceased to survive, in which case such representation or warranty, and the Buyer's right to indemnification hereunder will survive as to such claim until such claim has been finally resolved in accordance with the terms of this
Article VIII.

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               (b) The indemnification obligations of the Sellers pursuant to
Section 8.2(a) (excluding the indemnification obligations of the Sellers for Excluded Claims; the amount paid with respect to Excluded Claims shall not be counted in any calculation of the Threshold Amount or the Maximum Amount) shall not be effective until the aggregate dollar amount of all Losses (including without limitation Sellers' expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) that would otherwise be indemnifiable pursuant to Section 8.2(a) exceeds one percent (1%) of the aggregate Purchase Price (the "Threshold Amount"), and then only to the extent such aggregate amount exceeds the Threshold Amount. The indemnification obligations of the Sellers pursuant to Section 8.2(a) (excluding the indemnification obligations of the Sellers related to Excluded Claims) shall be effective only until the dollar amount paid in respect of the Losses (including without limitation Sellers' expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) indemnified against under Section 8.2(a) (excluding the indemnification obligations of the Sellers related to Excluded Claims) equals five percent (5%) of the aggregate Purchase Price (the "Maximum Amount") for all Losses. For purposes of determining the Threshold Amount and the Maximum Amount hereunder, the Purchase Price shall be the sum calculated in accordance with Section 1.3(a) hereof, using the amount of $386,000,000 in place of the amount of $391,278,000.

           For purposes of this Section 8.2(b), in computing such individual or aggregate amounts of claims, the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Buyer Indemnified Parties from any third party with respect thereto shall be deducted from each such claim.

               (c) [Not applicable]

               (d) A Buyer Indemnified Party shall give the Sellers written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Buyer Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Buyer Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Sellers shall not affect rights to indemnification hereunder except to the extent that the Sellers are actually prejudiced by such failure. The Sellers shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such claim or proceeding at their own expense. If the Sellers elect to assume the defense of any such claim or proceeding, the Sellers shall consult with the Buyer Indemnified Party and the Buyer Indemnified Party may participate in such defense, but in such case the expenses of the Buyer Indemnified Party shall be paid by the Buyer Indemnified Party. The Buyer Indemnified Party shall provide the Sellers with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Sellers in the defense or settlement thereof, and the Sellers shall reimburse the Buyer Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Sellers elect to direct the defense of any such claim or

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proceeding, the Buyer Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Sellers consent in writing to such payment or unless the Sellers, subject to the last sentence of this Section 8.2(d), withdraw from the defense of such asserted liability or unless a final judgment from which no appeal may be taken by or on behalf of the Sellers is entered against the Buyer Indemnified Party for such liability. If the Sellers fail to defend or if, after commencing or undertaking any such defense, the Sellers fail to prosecute or withdraw from such defense, the Buyer Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Sellers' expense. If the Buyer Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.2(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Buyer Indemnified Party shall give the Sellers prompt written notice thereof, and the Sellers shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

               (e) The Buyer hereby acknowledges and agrees that from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to this Agreement, including the Acquired Shares, shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing and except as specified herein, the Buyer hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to the subject matter of this Agreement that they may have against the Sellers arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

               (f) Except as set forth in this Agreement, the Sellers are not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Buyer, after the consummation of the transactions contemplated hereby, to rescind this Agreement or any of the transactions contemplated hereby.

               (g) The Sellers shall have no liability under any provision of this Agreement for and in no event shall the Threshold Amount be applied to any consequential damages. The Buyer shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

           Section 8.3 Indemnification by the Buyer.

               (a) The Buyer agrees, subject to the other terms and conditions of this Agreement to indemnify the Sellers and its Affiliates, officers, directors, employees, agents, successors and assigns (each a "Seller Indemnified Party") against and hold them harmless from all Losses arising out of (i) the breach of any representation or warranty of the Buyer

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contained herein, and (ii) any breach of any covenant or agreement of the Buyer contained herein. Anything in Section 8.1 to the contrary notwithstanding, no claim may be asserted nor may any action be commenced against the Buyer for breach of any representation or warranty contained herein, unless written notice of such claim or action is received by the Buyer describing in detail the facts and circumstances with respect to the subject matter of such claim or action on or prior to the thirtieth (30th) day after the date on which the representation or warranty on which such claim or action is based ceases to survive as set forth in Section 8.1, and such claim or action arose on or prior to the date such representation or warranty ceased to survive, in which case such representation or warranty will survive as to such claim until such claim has been finally resolved.

               (b) The indemnification obligations of the Buyer pursuant to
Section 8.3(a) shall not be effective until the aggregate dollar amount of all Losses (including without limitation the Buyer's expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) that would otherwise be indemnifiable pursuant to Section 8.3(a) exceeds the Threshold Amount, and then only to the extent such aggregate amount exceeds the Threshold Amount. The indemnification obligations of the Buyer pursuant to
Section 8.3(a) shall be effective only until the dollar amount paid in respect of the Losses (including without limitation the Buyer's expenses of defending and/or settling any claim or dispute giving rise to such indemnification obligation) indemnified against under Section 8.3(a) aggregates to equal the Maximum Amount. For purposes of this Section 8.3(b), in computing such individual or aggregate amounts of claims, the amount of any insurance proceeds and any indemnity, contribution or other similar payment actually recovered by the Seller Indemnified Parties from any third party with respect thereto shall be deducted from each such claim.

               (c) [Not applicable]

               (d) A Seller Indemnified Party shall give the Buyer written notice of any claim, assertion, event or proceeding by or in respect of a third party as to which such Seller Indemnified Party may request indemnification hereunder or as to which the Threshold Amount may be applied as soon as is practicable and in any event within thirty (30) days of the time that such Seller Indemnified Party learns of such claim, assertion, event or proceeding; provided, however, that the failure to so notify the Buyer shall not affect rights to indemnification hereunder except to the extent that the Buyer is actually prejudiced by such failure. The Buyer shall have the right to direct, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Buyer elects to assume the defense of any such claim or proceeding, the Buyer shall consult with the Seller Indemnified Party, the Seller Indemnified Party may participate in such defense, but in such case the expenses of the Seller Indemnified Party shall be paid by the Seller Indemnified Party. The Seller Indemnified Party shall provide the Buyer with access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Buyer in the defense or settlement thereof, and the Buyer shall reimburse the Seller Indemnified Party for all the reasonable out-of-pocket expenses of

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such Seller Indemnified Party in connection therewith. If the Buyer elects to direct the defense of any such claim or proceeding, the Seller Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability, unless the Buyer consents in writing to such payment or unless the Buyer, subject to the last sentence of this Section 8.3(d), withdraws from the defense of such asserted liability, or unless a final judgment from which no appeal may be taken by or on behalf of the Buyer is entered against the Seller Indemnified Party for such liability. If the Buyer fails to defend or if, after commencing or undertaking any such defense, the Buyer fails to prosecute or withdraws from such defense, the Seller Indemnified Party shall have the right to undertake the defense or settlement thereof, at the Buyer's expense. If the Seller Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 8.3(d) and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego appeal with respect thereto, then such Seller Indemnified Party shall give the Buyer prompt written notice thereof and the Buyer shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding.

               (e) The Sellers hereby acknowledge and agree that from and after the Closing, their sole and exclusive remedy with respect to any and all claims relating to this Agreement shall be pursuant to the indemnification provisions set forth in this Article VIII. In furtherance of the foregoing and except as specified herein, the Sellers hereby waive to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action relating to the subject matter of this Agreement that they may have against the Buyer arising under or based upon any Law (including, without limitation, any such rights, claims or causes of action arising under or based upon common law or otherwise).

               (f) Except as set forth in this Agreement, the Buyer is not making any representation, warranty, covenant or agreement with respect to the matters contained herein. Anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Sellers, after the consummation of the transactions contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.

               (g) The Buyer shall have no liability under any provision of this Agreement for and in no event shall the Threshold Amount be applied to any consequential damages. The Sellers shall take all reasonable steps to mitigate Losses for which indemnification may be claimed pursuant to this Agreement upon and after becoming aware of any event that could reasonably be expected to give rise to any such Losses.

               (h) No indemnification shall be payable to a Seller Indemnified Party with respect to claims asserted by such Seller Indemnified Party pursuant to Section 8.3(a) after the Indemnification Cut-Off Date.

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                                   ARTICLE IX
                        TERMINATION, AMENDMENT AND WAIVER

           Section 9.1 Termination. This Agreement may be terminated:

               (a) at any time, by the mutual written consent of the Sellers and the Buyer;

               (b) by the Sellers if the Closing shall not have occurred on or prior to March 31, 1999; provided, however, such date may be extended by the Sellers for additional time as provided in Section 1.4 hereof; provided further, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) will not be available to Sellers if, at the time of such termination by Sellers, their failure to perform any of their obligations under this Agreement has resulted in the failure of the Closing to occur at the time of such termination, excluding, however, any such failure of the Sellers to so perform any of their obligations hereunder that is caused by or is the result of a Buyer's breach of its obligations hereunder or a failure of the Buyer to satisfy a condition to the Sellers' performance or obligation under this Agreement, as set forth in Section 7.2 hereof;

               (c) by the Sellers (provided that the Sellers are not then in breach of any representation, warranty, covenant or other agreement contained herein which would cause the Sellers to be unable to satisfy the conditions to the Buyer's performance set forth in Section 7.3 hereof, excluding however, any Sellers' breach which is caused by or is the result of a Buyer's breach of its obligations hereunder or a failure of the Buyer to satisfy a condition to Sellers' performance or obligation under this Agreement, as set forth in Section
7.2 hereof), upon written notice to Buyer, upon a material breach of any representation, warranty or covenant of the Buyer contained in this Agreement, provided that such breach is not capable of being cured prior to March 31, 1999 (or, if later, the Closing Date as extended by the Sellers) or, if earlier, has not been cured within thirty (30) days after the giving of notice thereof by the Sellers to the Buyer;

               (d) by the Buyer, if the Closing shall not have occurred on or prior to the latest date to which the Sellers may extend the Closing Date pursuant to Section 1.4 hereof (including by reason of the Sellers' inability to satisfy the precondition to Buyer's obligation under this Agreement set forth in 7.3(d), Absence of Certain Breaches; provided, however, that Buyer shall have satisfied all conditions to the Sellers' performance or obligation under this Agreement, as set forth in Section 7.2 hereof (except only those conditions to Sellers' performance which cannot be satisfied by Buyer as a result of a Sellers' breach of its obligations hereunder or a failure or inability of the Sellers to satisfy a condition to Buyer's performance or obligation, as set forth in Section 7.3) and Buyer is prepared, as of the date of such termination, to satisfy in all material respects its obligations under this Agreement, including without limitation, Article I hereof;

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               (e) by the Buyer, if the environmental assessments conducted by
Buyer pursuant to Section 4.12 reveal Significant Environmental Liabilities. For purposes of this subparagraph, "Significant Environmental Liabilities" shall mean the sum of (A) (i) costs and expenses associated with an obligation or responsibility to conduct cleanup, remedial or response actions at the Properties, as required by Environmental Law, (ii) costs and expenses associated with actions that are necessary to come into material compliance with Environmental Laws, and (iii) fines or penalties incurred pursuant to Environmental Laws, provided that all liabilities described in subsections (i) -
(iii) above are, in the aggregate, reasonably expected to exceed $10,000,000 over and above any and all Environmental Liabilities and Costs (as defined in Section 2.14 herein) that may be associated with the Baseline Condition minus
(B) any such costs, expenses, fines and/or penalties included in (A) above which have been paid or otherwise cured by Sellers prior to the Closing Date (as the same may be extended pursuant to Section 1.4 hereof); provided, however, that, in the event the Sellers elect to pay or otherwise cure any such matters, the Sellers shall fully pay or cure such matter or matters; provided, further however that, following such payment or cure the remaining unpaid and uncured Significant Environmental Liabilities shall not exceed an amount equal to the Threshold Amount. The term "Significant Environmental Liability" shall not include (i) any actual or potential threats of liability under any Environmental Law with respect to an actual or potential liability identified solely due to the nature of the present or former use of any property surrounding the specific Property, so long as the contamination is not on such Property (or, if such contamination has migrated onto such Property, if the associated liability is acknowledged to be the obligation of a third-party unaffiliated with the Sellers, which third-party is capable of satisfying such liability to the reasonable satisfaction of the Buyer), (ii) any liability for cleanup, remedial or response actions not required to be performed pursuant to any Environmental Law, or (iii) any liability for which the responsible party is reasonably likely to be a party other than an Acquired Company. For purposes of this subparagraph, "Baseline Condition" shall mean any and all environmental conditions, including levels of hazardous materials, of, at or related to the Properties as established by the reports listed in, or the items disclosed on, Schedule 2.14 hereof; or

               (f) by the Sellers if the Sellers decide to enter into a binding definitive agreement to effect a Superior Proposal; provided, however, that the Sellers shall first (i) notify Buyer in writing at least five (5) business days prior to Sellers entering into any binding agreement to effect a Superior Proposal, and (ii) include in such notice to the Buyer detailed disclosure of all of the terms and conditions of any Superior Proposal and the Sellers shall be jointly and severally liable for any payment required under Section 9.2(b) hereof.

Time shall be of the essence for the purposes of this Section 9.1.

           Section 9.2 Effect of Termination.

               (a) In the event of termination of this Agreement as provided in
Section 9.1, this Agreement shall forthwith become void and there shall be no liability on the part of any

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party hereto except (a) as set forth in Sections 1.2, 2.17, 3.6, 4.4, and
Articles 8, 9 and 10, provided, however, that nothing herein shall relieve either party from liability for any willful breach hereof.

               (b) In the event that on or after the date hereof (provided, however, that Sellers shall have no such right to terminate this Agreement pursuant to Section 9.1(f) hereof at any time after March 31, 1999), any Seller terminates this Agreement pursuant to the provisions of Section 9.1(f) hereof, Sellers shall jointly or severally pay, or cause to be paid to Buyer at the time of termination of this Agreement, and Buyer shall receive (in addition to the return of the Deposit (together with interest (if any) actually earned thereon) contemplated by Section 9.2(c) hereof), as liquidated damages and its sole and exclusive remedy therefor, the greater of (i) the sum of Twenty-Four Million U.S. Dollars (US$24,000,000.00), or (ii) fifty percent (50%) of the difference between the Purchase Price under the terms of this Agreement and the total gross value of the Superior Proposal accepted by the Sellers, and each party shall be relieved and released from any further liability and obligation hereunder. Sellers and the Buyer agree that actual damages accruing from such a termination of this Agreement are incapable of precise estimation and would be difficult to prove, that the payments stipulated in this Section 9.2(b) bear a reasonable relationship to the potential injury likely to be sustained in the event of such a breach and that the stipulated payments are intended by the parties to provide just compensation in the event of such a breach and are not intended to compel performance or to constitute a penalty for nonperformance. If the Sellers fail to pay promptly to the Buyer any amounts due under this Section 9.2(b), the Sellers shall be jointly and severally obligated to pay all costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid amount from the date such amount was required to be paid at an interest rate equal to the prime rate published by The Wall Street Journal from time to time. The parties hereby acknowledge that the agreements contained in this Section 9.2(b) are an integral part of the transactions contemplated by this Agreement.

               (c) Upon termination of this Agreement by the parties hereto pursuant to Section 9.1(a), by the Sellers pursuant to Section 9.1(f) or by Buyer pursuant to Section 9.1(d) or 9.1(e), Buyer shall be entitled, pursuant to
Section 1.2(a)(i) hereof, to the return of the Deposit and all interest (if any) actually earned thereon and such return, except as provided in Section 9.2(b), shall constitute Buyer's sole and exclusive remedy for any such termination.

               (d) Upon termination by the Sellers pursuant to Section 9.1(b) or 9.1(c) hereof, the Deposit and all interest (if any) actually earned thereon shall be delivered when, as and if permitted by Sections 1.2(a)(ii), 1.2(b) and 1.2(c) hereof.

           Section 9.3 Waiver. At any time prior to the Closing, the Buyer and the Sellers hereto may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the

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other party contained herein or in any document delivered by the other party pursuant hereto or (c) waive compliance with any of the agreements of the other party or conditions to its own obligations contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party to be bound thereby. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. The failure of any party to assert any of its rights hereunder shall not constitute a waiver of any such rights.

                                    ARTICLE X
                               GENERAL PROVISIONS

           Section 10.1 Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally, sent by overnight courier (providing proof of delivery), or via facsimile to the parties at the following addresses (or at such other address for a party as specified by like notice):

                 (a)    if to REITCO, to:

                        Meditrust Corporation
                        197 First Avenue
                        Suite 300
                        Needham, MA 02194
                        Attn: President
                        Facsimile (781) 433-1235

                        with copies to:

                        Meditrust Corporation
                        197 First Avenue
                        Suite 100
                        Needham, MA 02194
                        Attn: General Counsel
                        Facsimile (781) 433-1224

                        and

                        Goodwin, Procter & Hoar  LLP
                        Exchange Place
                        Boston, MA 02109
                        Attn:  Gilbert G. Menna, P.C.
                        Facsimile (617) 523-1231

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                        and

                        Goodwin, Procter & Hoar  LLP
                        599 Lexington Avenue
                        New York, NY 10022
                        Attn:  Ross D. Gillman, Esq.
                        Facsimile (212) 355-3333

                 (b)    if to Operating Company, to:

                        Meditrust Operating Company
                        197 First Avenue
                        Suite 100
                        Needham, MA 02194
                        Attn: President
                        Facsimile: (781) 433-1235

                        with copies to:

                        Meditrust Corporation
                        197 First Avenue
                        Suite 300
                        Needham, MA 02194
                        Attn: General Counsel
                        Facsimile (781) 433-1224

                        and

                        Goodwin, Procter & Hoar  LLP
                        Exchange Place
                        Boston, MA  02109
                        Attn:  Gilbert G. Menna, P.C.
                        Facsimile (617) 523-1231

                        and

                        Goodwin, Procter & Hoar  LLP
                        599 Lexington Avenue
                        New York, NY 10022
                        Attn:  Ross D. Gillman, Esq.
                        Facsimile (212) 355-3333

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                 (c)    if to the Buyer, to:

                        Golf Acquisitions, L.L.C.
                        3030 LBJ Freeway, Suite 700
                        Dallas, Texas 75234-7703

                        Attn: Chief Executive Officer
                        Facsimile: (972) 888-7788

                        with a copy to:

                        ClubCorp, Inc.
                        3030 LBJ Freeway, Suite 700
                        Dallas, Texas 75234-7703
                        Attn: General Counsel
                        Facsimile: (972) 888-7717

                               and a copy to:

                        Munsch, Hardt, Kopf & Harr
                        1445 Ross Avenue
                        4000 Fountain Place
                        Dallas, Texas 75202
                        Attn: John Rutherford, Esq.
                        Facsimile: (214) 855-7584

           Section 10.2 Certain Definitions. For purposes of this Agreement:

               (a) An "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

               (b) "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required by law to be closed in New York City or Boston, Massachusetts;

               (c) "Encumbrance" means any security interest, pledge, mortgage, lien (including without limitation, environmental and tax liens), charge, encumbrance adverse claim, preferential arrangement or restriction of any kind;

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               (d) "Losses" of a Person means any and all losses, liabilities
(including liabilities for Taxes), damages, claims, awards, judgments, costs and expenses (including, without limitation, reasonable attorneys' fees) actually suffered or incurred by such Person;

               (e) "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity; and

               (f) a "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person. A "Significant Subsidiary" means any subsidiary of the Buyer or Sellers, as the case may be, that would constitute a "significant subsidiary" of such party within the meaning of Rule 1-02 of Regulation S-X of the SEC.

           Section 10.3 Interpretation. When a reference is made in this Agreement to an Article, Section, Annex or Exhibit, such reference will be to an Article or Section of, or an Annex or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they will be deemed to be followed by the words "without limitation". The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms used herein with initial capital letters have the meanings ascribed to them herein and all terms defined in this Agreement will have such defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

           Section 10.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

           Section 10.5 Entire Agreement; No Third-Party Beneficiaries; Severability. This Agreement (including the documents and instruments referred to herein), together with the

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Confidentiality Agreement, constitutes the entire agreement, and supersedes all prior agreements and understandings (except for the Confidentiality Agreement), both written and oral, among the parties with respect to the subject matter of this Agreement. If any term, condition or other provision of this Agreement is found to be invalid, illegal or incapable of being enforced by virtue of any rule of law, public policy or court determination, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect.

           Section 10.6 Amendment. This Agreement may not be amended or modified except (a) by an instrument in writing signed by, or on behalf of, the Sellers and the Buyer or (b) by a waiver in accordance with Section 9.3.

           Section 10.7 Governing Law. This Agreement will be governed by, and construed in accordance with, the internal laws of The Commonwealth of Massachusetts regardless of the laws that might otherwise govern under applicable principles of conflict of laws.

           Section 10.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned, in whole or in part, by operation of law or otherwise by either of the parties hereto without the prior written consent of the other party. Any assignment in violation of the preceding sentence will be void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. The parties hereto acknowledge and agree that the rights, interests and obligations under this Agreement shall remain, in the case of REITCO, exclusively with REITCO in the event REITCO spins-off its health care financing business as disclosed by the Sellers in a press release issued November 12, 1998.

           Section 10.9 Expenses. Except as otherwise specified in this Agreement, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer or the Sellers, as applicable, incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, that, in the event a filing or filings of a Notification Form pursuant to the HSR Act is required, any filing fee or fees due in connection therewith shall be shared equally by the parties hereto.

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           IN WITNESS WHEREOF, Meditrust Corporation, Meditrust Operating
Company and the Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                      MEDITRUST CORPORATION

                                      By:  /s/Michael S. Benjamin
                                          ---------------------------------
                                          Name:      Michael S. Benjamin
                                          Title:     Senior Vice President

                                      MEDITRUST OPERATING COMPANY

                                      By: /s/ William C. Baker
                                           ---------------------------------
                                           Name:      William C. Baker
                                           Title:     President

                                      GOLF ACQUISITIONS, L.L.C.

                                      By: /s/ Robert H. Dedman, Jr.
                                           ---------------------------------
                                           Name:      Robert H. Dedman, Jr.
                                           Title:     Chief Executive Officer

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